Exhibit 4(a)(3)
EXECUTION COPY

ASSET PURCHASE AGREEMENT
among
JANSSEN PHARMACEUTICAL,
JUNO NEUROSCIENCES,
ELAN CORPORATION, PLC
and
THE OTHER PARTIES IDENTIFIED HEREIN
Dated as of July 2, 2009

i

Schedule A — Sellers
Schedule B — Joint Press Release
Schedule C — Allocation

Exhibit A — Subscription and Transfer Agreement
Exhibit B — Investment Agreement

Exhibit C — Shareholders’ Agreement
Exhibit D — Employment Matters Agreement
Exhibit E — Royalty Agreement
Exhibit F — License and Grant-Back Agreement
Exhibit G — Internal Asset Purchase Agreement
Exhibit H-1 — Wyeth Notice from the Company
Exhibit H-2 — Wyeth Notice from Elan Pharma International Limited and Lucky Collaboration Subsidiary
Exhibit I-1 — Wyeth Confirmation (Execution of Agreement) from the Company
Exhibit I-2 — Wyeth Confirmation (Execution of Agreement) from Lucky Collaboration Subsidiary
Exhibit J-1 — Wyeth Confirmation (Closing) from the Company
Exhibit J-2 — Wyeth Confirmation (Closing) from Lucky Collaboration Subsidiary
Exhibit K — Memorandum and Articles of Association of the Company

     ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of July 2, 2009, among JANSSEN PHARMACEUTICAL, an Irish Unlimited Company (“Jupiter Parent”), JUNO NEUROSCIENCES, an Irish Unlimited Company (the “Company”), ELAN CORPORATION, PLC, an Irish Public Limited Company (“Lucky Parent”), and THE SUBSIDIARIES OF LUCKY PARENT SET FORTH ON SCHEDULE A HERETO (collectively, the “Sellers”, and each, a “Seller”).
          WHEREAS Crimagua Limited, an Irish Limited Company (“Lucky Collaboration Subsidiary”) and successor in interest to Elan Pharma International Limited, itself a successor in interest to Neuralab Limited, and Wyeth (formerly known as American Home Products Corporation), a Delaware corporation (“Wyeth”), are party to that certain Research, Development and Commercialization Agreement dated as of March 17, 2000, as amended prior to the date hereof (the “Collaboration Agreement”);
          WHEREAS each Seller is engaged, in whole or in part, in (or holds assets that are used, held for use or intended for use in) the Business;
          WHEREAS the Acquired Assets comprise substantially all of the properties and assets of Lucky Parent and its subsidiaries used, held for use or intended to be used in the Business; and
          WHEREAS upon the terms and subject to the conditions set forth in this Agreement, each Seller desires to transfer, sell, convey, assign and deliver to the Company, and the Company desires to purchase, acquire and accept, the Acquired Assets, free and clear of all liabilities (other than Assumed Liabilities) and all Liens (other than Permitted Liens).
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth in this Agreement, the parties hereto hereby agree as follows:
ARTICLE I
Purchase and Sale of Acquired Assets
          SECTION 1.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, each of the Sellers shall transfer, sell, convey, assign and deliver to the Company (or any of its subsidiaries as may be designated by the Company), and the Company (or any of its subsidiaries as may be designated by the Company) shall purchase, acquire and accept from each of the Sellers, free and clear of all liabilities (other than Assumed Liabilities) and all Liens (other than Permitted Liens), all of such Seller’s right, title and interest as of the Closing in, to and under the Acquired Assets (other than the Licensed Intellectual Property, which shall instead be licensed to the Company under the terms of the License and Grant-Back Agreement), in consideration for (i) the issuance by the Company to Lucky

Collaboration Subsidiary of 499 Class O-E Shares (as defined in the Shareholders’ Agreement) of the Company (the “Company Stock”), payable as set forth in Section 2.02 (the “Stock Consideration”), (ii) the execution and delivery by the Company, Jupiter Parent and each affiliate of Jupiter Parent or the Company, of each Specified Collaboration Document to which any of them is, or is specified to be, a party and (iii) the assumption of the Assumed Liabilities by the Company. The transactions described in the immediately preceding sentence are collectively referred to in this Agreement as the “Acquisition”.
          SECTION 1.02. Acquired Assets and Excluded Assets. (a) The term “Acquired Assets” means all the business, properties, assets, rights and claims of each Seller, of whatever kind and nature, personal (but not real), tangible or intangible, that are owned, leased or licensed by or on behalf of, such Seller on the Closing Date and used, held for use or intended to be used in, or arising from, the operation or conduct of the Business, except to the extent constituting Excluded Assets, including (to the extent not constituting an Excluded Asset):
     (i) the Business Intellectual Property (provided that the Licensed Intellectual Property shall not be sold, conveyed or assigned to the Company, but instead shall be licensed to the Company under the terms of the License and Grant-Back Agreement), including the Assigned Intellectual Property set forth on Section 1.02(a)(i) of the Seller Disclosure Letter;
     (ii) the Collaboration Agreement, and all Contracts (A) that are used, held for use or intended to be used in, or that arise from, the operation or conduct of the Business or (B) to which any Acquired Asset is subject, including the Contracts set forth on Section 1.02(a)(ii) of the Seller Disclosure Letter (collectively, the “Assigned Contracts”);
     (iii) all Permits issued by a Governmental Entity to, or owned, used, licensed or possessed by or on behalf of, any Seller (including any pending application of any Seller to a Governmental Entity for or with regard to any Permit and any documents to or from any Governmental Entity), that are used, held for use or intended to be used in, or arise from, the operation or conduct of the Business, to the extent transferable, including the Permits set forth on Section 1.02(a)(iii) of the Seller Disclosure Letter (the “Transferred Permits”);
     (iv) all drug substances, clinical lots, reference standards, reserve samples, patient samples (including fluid, DNA and blood samples), vials, patient images and scans, reagents, reference standards, vectors, DNA constructs, experimental and manufacturing cell lines needed to perform assays, produce drug product or reagents, hybridomas to Aß and for assays,, bulk drug substance and finished product and other materials, wherever located, that are used, held for use or intended to be used in, or arise from, the operation or conduct of the Business, including the items set forth on Section 1.02(a)(iv) of the Seller Disclosure Letter (collectively, the “Inventory”);
     (v) all other tangible personal property and interests therein, including all apparatus, materials, fixtures, tools, toolings, machinery, animal test subjects and equipment, wherever located, that are used, held for use or intended to be used in, or arise from, the operation or conduct of the Business (excluding any office supplies, furniture or furnishings located at the Leased Facilities) (the “Personal Property”); but excluding any personal property which is leased by Sellers to the extent consent of a third party is required to assign Sellers’ interest and is not obtained on or prior to the Closing Date;
     (vi) any Reconciliation Payment apportioned to the Company in accordance with Section 5.08(e);
     (vii) all rights, claims, causes of action and credits of each Seller to the extent relating to (i) any Acquired Asset from and after the Closing or (ii) any Assumed Liability, or arising from the operation or conduct of the Business, including all guarantees, warranties, indemnities and similar rights in favor of any Seller in respect of (x) any Acquired Asset from and after the Closing or (y) any Assumed Liability;
     (viii) all data, reports, clinical study reports, audit reports, certificates, laboratory notebooks, written notes, standard operating procedures, logs, master label copy, studies, databases, raw or experimental data, records, research records, personnel records in respect of Transferred Employees as expressly provided in the Employment Matters Agreement, assay protocols, meeting minutes, charters, meeting plans, preclinical and clinical trial data and documentation (including protocols and any amendments thereto, investigations, brochures, publications, interim and final reports, safety reports, toxicology reports, safety data, raw data, batch records, certificates of analysis, data tables, derived data sets, notes, source documents, files and summaries), vendor and supplier lists, investigator lists, other distribution lists, files, documents and correspondence relating to the Business, all sales and promotional literature (if any), manuals, product drawings, blueprints and schematics and all other general, business and technical records, files and documents (including market research reports, commercial plans and strategic assessments, and, in all cases, in any form or medium), of each Seller that are used, held for use or intended to be used in, or that arise from, the conduct or operation of the Business, including the items set forth on Section 1.02(a)(viii) of the Seller Disclosure Letter (collectively, the “Acquired Records”); provided, however, that to the extent any such Acquired Record is not exclusively related to the Business, Sellers will deliver copies of such Acquired Record (redacted with respect to the portions thereof which do not relate to the Business) and retain the original

Acquired Record and make such original Acquired Record available to the Company upon request; and
     (ix) all assets of or relating to any Seller Benefit Plan that are transferred to any employee benefit plan maintained by the Company or any of its affiliates as expressly provided in the Employment Matters Agreement (collectively, “Transferred Benefit Plan Assets”);
provided that, with respect to clauses (ii), (iii) and (viii) above, Sellers shall be entitled to retain (subject to Section 5.05 hereof and clause 17 of the Shareholders’ Agreement) a copy of all such Assigned Contracts, Transferred Permits and Acquired Records, in each case, for archival purposes only (such copies, collectively, the “Retained Records”).
     (b) The term “Excluded Assets” means the following:
     (i) all cash and cash equivalents of each Seller;
     (ii) all Intellectual Property of each Seller, other than the Business Intellectual Property (it being understood and agreed that the rights provided to the Company under the License and Grant-Back Agreement shall not constitute an Excluded Asset), including Intellectual Property specifically related to the programs listed on Section 1.02(b)(ii) of the Seller Disclosure Letter;
     (iii) all Contracts to which any Seller is a party, other than the Assigned Contracts, including the Contracts listed on Section 1.02(b)(iii) of the Seller Disclosure Letter;
     (iv) all Permits issued by a Governmental Entity to, or owned, used, licensed or possessed by or on behalf of, any Seller, other than the Transferred Permits;
     (v) all data, reports, clinical study reports, audit reports, certificates, laboratory notebooks, written notes, standard operating procedures, logs, master label copy, studies, databases, raw or experimental data, records, research records, assay protocols, meeting minutes, charters, meeting plans, preclinical and clinical trial data and documentation (including protocols and any amendments thereto, investigations, brochures, publications, interim and final reports, safety reports, toxicology reports, safety data, raw data, batch records, certificates of analysis, data tables, derived data sets, notes, source documents, files and summaries), vendor and supplier lists, investigator lists, other distribution lists, files, documents and correspondence, all sales and promotional literature (if any), manuals, product drawings, blueprints and schematics and all other general, business, technical, financial, accounting and personnel records, files and documents (including market research reports, commercial plans and strategic assessments, and, in all cases, in any form or medium), of each Seller, other than the Acquired Records;
     (vi) all financial and accounting records (including books of account, budgets, forecasts, financial models, financial communications and reports, audit documentation, historical financial information, ledgers and other financial records, and, in all cases, in any form or medium) of Lucky Parent or any Seller (it being understood and agreed that Lucky Parent and each Seller shall provide Jupiter Parent and the Company access to each of the foregoing in accordance with Section 5.08) (collectively, the “Retained Financial Records”);
     (vii) all rights, claims, causes of action and credits of each Seller to the extent relating to any Excluded Asset or any Excluded Liability, including all guarantees, warranties, indemnities and similar rights in favor of any Seller in respect of any Excluded Asset or any Excluded Liability;
     (viii) all assets of the Seller Benefit Plans, other than Transferred Benefit Plan Assets;
     (ix) any and all Tax assets of any Seller, including, any Tax claims or rights to Tax refunds;
     (x) the Retained Records;
     (xi) all real property, whether owned or leased, of any Seller, and all rights pertaining to such real property; and
     (xii) all rights of each Seller under this Agreement and the Transaction Documents.
          SECTION 1.03. Assumption of Certain Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, the Company shall assume, effective as of the Closing, and from and after the Closing the Company shall pay, perform and discharge when due, only the following liabilities, obligations and commitments of each Seller; provided however, that Collaboration Expenses and Reconciliation Payments shall be apportioned in accordance with Section 5.08:
     (i) all liabilities, obligations and commitments of each Seller under the Assigned Contracts to the extent such liabilities, obligations and commitments arise from the operation or conduct of the Business after the Closing;
     (ii) all liabilities, obligations and commitments of each Seller in respect of Product Liability Claims (as defined in the Collaboration Agreement) by any person in respect of any Product (as defined in the

Collaboration Agreement), other than to the extent such liabilities, obligations or commitments constitute Excluded Collaboration Liabilities;
     (iii) all liabilities, obligations and commitments of each Seller to the extent arising from the ownership of the Acquired Assets after the Closing; and
     (iv) all liabilities, obligations and commitments of each Seller with respect to the Transferred Employees relating to employment or employee benefits that the Company has specifically agreed to assume pursuant to the Employment Matters Agreement (the “Covered Employee Liabilities”).
          The liabilities, obligations and commitments of each Seller described in clauses (i), (ii), (iii) and (iv) of this Section 1.03(a) are collectively referred to herein as the “Assumed Liabilities” (it being understood and agreed, however, that the term Assumed Liabilities shall in no event include any of the liabilities, commitments or obligations described below in clauses (i) through (ix) of Section 1.03(b)).
          (b) Notwithstanding anything in Section 1.03(a) or any other provision of this Agreement or any Transaction Document to the contrary, and regardless of any disclosure to the Company, except for the Assumed Liabilities, the Company shall not assume or be liable for any liabilities, commitments or obligations of Lucky Parent, any Seller or any of their affiliates, of any kind (the “Excluded Liabilities”), all of which shall be retained and paid, performed and discharged when due by Lucky Parent, each Seller or any of their affiliates, as applicable, including the following:
     (i) any Indebtedness of Lucky Parent, any Seller or any of their affiliates, or any Guarantee by Lucky Parent, any Seller or any of their affiliates of any Indebtedness;
     (ii) any liability, obligation or commitment (A) arising out of any actual or alleged breach by Lucky Parent, any Seller or any of their affiliates of, or nonperformance by Lucky Parent, any Seller or any of their affiliates under, any Contract (including any Assigned Contract) prior to the Closing or (B) except as otherwise provided in Section 1.03(a)(ii), accruing under any Assigned Contract with respect to any period prior to the Closing;
     (iii) any liability, obligation or commitment arising from or relating to (A) except as otherwise provided in Section 1.03(a)(ii), the operation or conduct of the Business prior to the Closing or any Seller’s ownership, operation or use of any Acquired Asset (including any Business Intellectual Property) or Excluded Asset prior to the Closing, (B) any Excluded Collaboration Liability or (C) any actual or alleged violation by Lucky Parent, any Seller or any of their affiliates of any Applicable Law;
     (iv) any liability, obligation or commitment of any Seller that relates to, or that arises from, any Excluded Asset, or that arises out of the distribution to, or ownership or operation by, any Seller of the Excluded Assets or associated with the realization of the benefits of any Excluded Asset;
     (v) any liability, obligation or commitment for Taxes, whether or not accrued, assessed or currently due and payable, (A) arising out of or relating to the Acquired Assets or the operation or conduct of the Business, in each case, for any Pre-Closing Tax Period or (B) of any Seller for any taxable period;
     (vi) any liability, obligation or commitment for transfer, documentary, sales, use, registration, value-added and other similar Taxes (including, without limiting the generality of the foregoing, all Taxes on chargeable gains) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Transaction Documents, the Acquisition and the other transactions contemplated hereby and thereby (“Transfer Taxes”);
     (vii) any liability, obligation or commitment arising out of or in connection with any Environmental Law, any Release of or exposure to Hazardous Materials or any Environmental Claim, in each case to the extent arising from or relating to the ownership or operation of, or any act or omission occurring or condition existing with respect to, the Business, the Acquired Assets or any property currently or formerly owned, leased, operated or used in connection with the Business prior to the Closing;
     (viii) any liability, obligation or commitment relating to employment or employee benefits, other than the Covered Employee Liabilities; and
     (ix) any liability, obligation or commitment for any fees or expenses incurred by Lucky Parent, any Seller or any of their affiliates (including the fees and expenses of legal counsel, and fees and expenses of any accountant, auditor, broker, financial advisor or consultant retained by or on behalf of Lucky Parent, any Seller or any of their affiliates) arising from or in connection with this Agreement, the Transaction Documents, the Acquisition or any of the other transactions contemplated hereby or thereby.
          (c) The Company shall acquire the Acquired Assets free and clear of all liabilities, obligations and commitments of Lucky Parent, any Seller or any of their affiliates, other than the Assumed Liabilities, and free and clear of all

Liens, other than Permitted Liens. For clarity, none of Jupiter Parent or any of its affiliates (other than the Company) shall assume or be liable for any liabilities, commitments or obligations of Lucky Parent, any Seller or any of their affiliates (whether they may be Assumed Liabilities, Excluded Liabilities or otherwise).
          SECTION 1.04. Consents of Third Parties. (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Acquired Asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to a Contract concerning such Acquired Asset, or would in any way adversely affect the rights of any Seller or, upon transfer, the Company under such Acquired Asset. If any transfer or assignment by any Seller to, or any assumption by the Company of, any interest in, or liability, obligation or commitment under, any Acquired Asset requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained. To the extent any Acquired Asset may not be assigned to the Company by reason of the absence of any such consent and, to the extent applicable, Jupiter Parent and the Company waive Section 6.02(c) with respect to such consent, the Company shall not be required to assume any Assumed Liabilities arising under such Acquired Asset.
          (b) If any consent referred to in Section 1.04(a) is not obtained prior to the Closing and, to the extent applicable, Jupiter Parent and the Company waive Section 6.02(c) with respect to such consent, Lucky Parent, each applicable Seller and the Company shall cooperate (at their own expense) in any lawful and reasonable arrangement reasonably proposed by the Company under which the Company shall obtain the rights, benefits and economic claims under the Acquired Asset with respect to which such consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to the Company of any and all rights of such Seller against the other party to such third-party agreement arising out of a breach or cancellation thereof by the other party and (ii) the enforcement by such Seller of such rights. To the extent, and only to the extent, the Company is able to receive the rights, benefits and economic claims under such Acquired Asset, the Company shall be responsible for the Assumed Liabilities, if any, arising under such Acquired Asset.
          SECTION 1.05. Securities Compliance. The Company Stock to be received by Lucky Collaboration Subsidiary pursuant to this Agreement is being acquired for Lucky Collaboration Subsidiary’s own account, for investment and not with a view to or for resale in connection with any “distribution” thereof as such term is used in connection with the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”). Lucky Collaboration Subsidiary acknowledges that Jupiter Parent and the Company have informed it that the shares of Company Stock deliverable pursuant to this Agreement will not be registered under the Securities Act and may not be sold until, among other things, such shares have been registered or until an exemption from registration is available. Lucky Collaboration Subsidiary acknowledges that it has sufficient knowledge and experience with respect to financial and business matters as is necessary for making an informed decision on the merits and risks of an investment in the Company Stock. Lucky Collaboration Subsidiary further acknowledges that the Company Stock deliverable hereunder is subject to additional restrictions (including with respect to transferability) under the Shareholders’ Agreement.
ARTICLE II
The Closing
          SECTION 2.01. Closing Date. The closing of the Acquisition (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, on the day of and immediately following the Equity Closing and the Internal Asset Purchase Closing, but subject to the satisfaction (or, to the extent permitted, waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article VI, or, if on such day any condition set forth in Article VI has not been satisfied (or, to the extent permitted, waived by the party or parties entitled to the benefit thereof), at such other place, time and date as shall be agreed by Lucky Parent, each Seller, Jupiter Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
          SECTION 2.02. Transactions To Be Effected at the Closing. At the Closing:
     (a) each Seller shall deliver to the Company (or any of its subsidiaries as may be designated by the Company) (i) such appropriately executed deeds (in recordable form), bills of sale, assignments and other instruments of transfer relating to the Acquired Assets as the Company may reasonably request, (ii) any Acquired Asset which is capable of being transferred by delivery, (iii) a certificate or certificates of the kind described in Section 980 of the Taxes Consolidation Act 1997 in respect of the consideration and (iv) such other documents as the Company may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement;
     (b) The Company shall deliver to Lucky Collaboration Subsidiary (i) a share certificate evidencing the Company Stock to be delivered to it pursuant to Section 1.01(i) and (ii) such other documents as any Seller may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement; and
     (c) each party shall execute and deliver the applicable agreements required to be executed and delivered pursuant to Section 5.14.
          SECTION 2.03. Risk of Loss. Until the transfer of any Acquired Assets to the Company hereunder, any loss of or damage to such Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of the Sellers.

ARTICLE III
Representations and Warranties of Lucky Parent and Sellers
          Lucky Parent and each Seller hereby jointly and severally represent and warrant to the Company and Jupiter Parent that the statements contained in this Article III are true and correct, with respect to representations and warranties of Lucky Parent and each Seller, other than Lucky Collaboration Subsidiary, as of the date of this Agreement and as of the Closing Date, and, with respect to the representations and warranties which pertain to Lucky Collaboration Subsidiary, as of the Closing Date, except as set forth in the disclosure letter delivered by Lucky Parent and the Sellers to the Company on or prior to the date of the execution and delivery by Lucky Parent and each Seller of this Agreement (the “Seller Disclosure Letter”). The Seller Disclosure Letter shall be arranged in numbered and lettered sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III, and the disclosure in any section or subsection shall be deemed to qualify other sections and subsections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections and subsections (except with respect to disclosures relating to the Collaboration Agreement, which shall not be deemed to qualify any other section unless actually disclosed in such other section).
          SECTION 3.01. Organization, Standing and Power. Lucky Parent and each Seller are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and have full corporate or other power and authority to own, lease or otherwise hold their respective properties and assets and to conduct the Business as currently conducted. Each Seller is duly qualified to do business as a foreign corporation in each jurisdiction where (x) the character of the Acquired Assets held by it or the nature of the Business make such qualification necessary for it to conduct the Business as currently conducted or (y) the failure to so qualify has had or could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Each Seller has delivered to the Company or its counsel true and complete copies of the certificate of incorporation and by-laws (or other comparable documents) of such Seller, in each case as amended through the date of this Agreement. Each Seller is a direct or indirect wholly owned subsidiary of Lucky Parent.
          SECTION 3.02. Authority; Execution and Delivery; Enforceability. Lucky Parent and each Seller have all requisite corporate power and authority to execute this Agreement and the Specified Collaboration Documents to which each of them is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Lucky Parent and each Seller of this Agreement and the Specified Collaboration Documents to which each of them is, or is specified to be, a party and the consummation by Lucky Parent and each Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of Lucky Parent and each Seller, and no other proceedings on the part of

Lucky Parent or any Seller are necessary to authorize this Agreement and the Specified Collaboration Documents or the consummation of the Acquisition and the other transactions contemplated hereby or thereby. Lucky Parent and each Seller have duly executed and delivered this Agreement and, prior to or substantially simultaneously with the Closing, will have duly executed and delivered each Specified Collaboration Document to which each of them is, or is specified to be, a party, and, assuming the due execution and delivery of this Agreement and each Specified Collaboration Document by the other parties hereto and thereto, this Agreement constitutes, and each Specified Collaboration Document to which each of them is, or is specified to be, a party will after the Closing constitute, legal, valid and binding obligations of each of them, enforceable against each of them in accordance with their respective terms, subject to bankruptcy, insolvency or similar laws relating to creditors’ rights generally and to general principles of equity.
          SECTION 3.03. No Conflicts; Consents. Except as set forth on Section 3.03 of the Seller Disclosure Letter, the execution and delivery by Lucky Parent and each Seller of this Agreement and each Specified Collaboration Document to which each of them is, or is specified to be, a party, the consummation by Lucky Parent and each Seller of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Lucky Parent and each Seller with the terms hereof and thereof do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon or transfer of any of the properties or assets of Lucky Parent or any Seller under, any provision of (i) the certificate of incorporation or by-laws (or other comparable documents) of Lucky Parent or any Seller, (ii) any Indenture, (iii) any Contract (other than those listed in clause (ii) above) to which Lucky Parent or any Seller is a party or to which the Business, Lucky Parent, any Seller or any of their respective properties or assets is subject or (iv) any Judgment or Applicable Law applicable to Lucky Parent or any Seller or any of their respective properties or assets, other than, in the case of clauses (iii) and (iv) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Except as set forth on Section 3.03 of the Seller Disclosure Letter or as have not had and could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, no consent or Permit (“Consent”) of, or registration, declaration or filing with, any Governmental Entity, or any third parties or stockholders of Lucky Parent, in each case is required to be obtained or made by or with respect to Lucky Parent or any Seller in connection with the execution and delivery of this Agreement or any Specified Collaboration Document, the consummation of the Acquisition or the other transactions contemplated hereby and thereby or compliance with the terms hereof and thereof, in each case other than compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

          SECTION 3.04. Undisclosed Assumed Liabilities. Except as set forth on Section 3.04 of the Seller Disclosure Letter or as have not had and could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, since December 31, 2008, neither Lucky Parent nor any of the Sellers has incurred liabilities or obligations of any nature relating to the Acquired Assets (whether accrued, absolute, contingent, unasserted or otherwise), except liabilities incurred in the ordinary course of the Business consistent with past practice. Without limiting the foregoing, except as set forth on Section 3.04 of the Seller Disclosure Letter or as have not had and could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, the Business has not had any known liability (and there is no basis for any present or future Proceeding against the Business giving rise to any liability) arising out of any injury to individuals or damages as a result of the possession or use of any pharmaceutical product manufactured, used or delivered by the Business.
          SECTION 3.05. Assets. The Sellers, taken together, have good and valid title to all the Acquired Assets, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, “Liens”), except mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that, assuming that the Company pays all Assumed Liabilities when due, (i) individually or in the aggregate, do not materially impair, and could not reasonably be expected to materially impair, the continued use and operation of the assets to which they relate in the operation or conduct of the Business and (ii) do not constitute an imperfection of title or otherwise compromise the Sellers’ good and valid title to the applicable Acquired Asset (such Liens, “Permitted Liens”).
          SECTION 3.06. Intellectual Property. (a) Except as otherwise provided in Section 3.06(a) of the Seller Disclosure Letter, to the knowledge of Lucky Parent and each Seller, Section 1.02(a)(i)(A)(1), Section 1.02(a)(i)(A)(2), Section 1.02(a)(i)(B)(1), Section 1.02(a)(i)(B)(2), Section 1.02(a)(i)(B)(3), Section 1.02(a)(i)(B)(4), and Section 1.02(a)(i)(B)(5) sets forth a true and complete list, as of the date of this Agreement, of the information described below as it pertains to the Business Intellectual Property: (i) for each Patent Right owned by a Seller, the patent number or application serial number for each jurisdiction in which such Patent Right has been granted or application has been filed, the date filed or issued, and the present status thereof, (ii) for each trademark, the application serial number or registration number for each jurisdiction in which the application has been filed or registration granted, and the class of goods covered, (iii) for any registered URL or domain name, the registration date, any renewal date and name of registry, (iv) for each copyright, the number and date of registration for each jurisdiction in which the copyright application has been registered and (v) in respect of each of the foregoing, a clear indication as to (A) whether such Business Intellectual Property is owned, jointly or solely (such owned Business Intellectual Property, the “Pre-Closing Owned Intellectual Property”), or licensed (such licensed Business Intellectual Property, the “Pre-Closing Licensed Intellectual Property”) by Lucky Parent or any of its affiliates, (B) with respect to any

Pre-Closing Owned Intellectual Property that is jointly owned or for which there is an obligation for joint ownership, the identity of any other person who has an interest in such Business Intellectual Property, and the nature of such interest and (C) with respect to any Pre-Closing Licensed Intellectual Property, the identity of the licensor and the exclusive or non-exclusive nature of such license.
          (b) Except as otherwise provided in Section 3.06(a), all Inventions made by either Wyeth or Elan (as defined in the Collaboration Agreement) after May 10, 2000 under the Collaboration Agreement are jointly owned. True and complete copies of all patent and trademark applications filed and patents and trademark registrations obtained (including all documents relating to the prosecution, defense or enforcement of any applications, patents or registrations) related to the Business Intellectual Property have been made available to Jupiter Parent and the Company.
          (c) The Business Intellectual Property constitutes all of the Intellectual Property that Lucky Parent or any of its affiliates own, license or otherwise have the right to use or practice and that relates to the Business or to the subject matter of the Collaboration Agreement.
          (d) Except as set forth on Section 3.07(a)(xx) and 3.06(d), Lucky Parent and its affiliates (and, at the Closing, the Sellers), through their individual and collective rights, own the Pre-Closing Owned Intellectual Property and license the Pre-Closing Licensed Intellectual Property with the right to grant sublicenses, or otherwise have the right to convey and transfer all Business Intellectual Property as provided for under this Agreement, the Specified Collaboration Documents and the transactions contemplated hereunder or thereunder, in each case (i) without any payments to third parties, (ii) without restriction (whether contractual, legal or otherwise, including, for any Pre-Closing Licensed Intellectual Property, that Lucky Parent or its applicable affiliate (and at the Closing the applicable Seller) has the right to grant a sublicensee the right to further sublicense) and (iii) free and clear of any Liens or any other claims, including any claim of ownership or other right by any inventor named on any Patent Right or any person not so named as an inventor or any claim of breach of an obligation to a third party. Each of Lucky Parent and its affiliates (and at the Closing each Seller) has the legal power to convey to a successor all of its ownership and license interests in such person’s Business Intellectual Property. The copyrights of Lucky Parent and its affiliates (and at the Closing of each Seller) have been properly assigned to such person or such person’s rights to such copyrights have been reasonably secured.
          (e) Neither Lucky Parent nor any Seller, nor any of their affiliates, is aware of any Proceeding relating to the creation (whether through inventorship or authorship), ownership, licensing, validity, enforceability or use of any Business Intellectual Property right (whether it be in the nature of a Patent Right, trademark, copyright, trade secret or other Intellectual Property right). Except as set forth on Section 3.06(e) of the Seller Disclosure letter, neither Lucky Parent nor any of its affiliates has received notice of, and to the knowledge of Lucky Parent and its affiliates, there are no ongoing, interferences, oppositions, reissues, reexaminations or other proceedings, including ex parte and post grant proceedings, in the PTO, any foreign patent office, any court or other Government Entity involving any of the Patent Rights listed in Section 1.02(a)(i)(A)(1), Section 1.02(a)(i)(A)(2), Section 1.02(a)(i)(B)(1), Section 1.02(a)(i)(B)(2), Section 1.02(a)(i)(B)(3), Section 1.02(a)(i)(B)(4), and Section 1.02(a)(i)(B)(5).
          (f) Neither Lucky Parent nor any Seller, nor any of their affiliates, to its knowledge is aware of, or any facts that could form the basis of, any misappropriation of any Business Intellectual Property right. Neither Lucky Parent nor any Seller, nor any of their affiliates, is aware of, any therapeutic commercialization activity that could form the basis of, any infringement, misappropriation or other violation of any Business Intellectual Property right.
          (g) To the knowledge of Lucky Parent, any Seller, and any of their affiliates, all Patent Rights, trademarks and copyrights owned by Lucky Parent or any of its affiliates and related to the Business have been duly registered and filed with or issued by each appropriate Governmental Entity in each jurisdiction indicated therefore in Section 1.02(a)(i)(A)(1), Section 1.02(a)(i)(A)(2), Section 1.02(a)(i)(B)(1), Section 1.02(a)(i)(B)(2), Section 1.02(a)(i)(B)(3), Section 1.02(a)(i)(B)(4), and Section 1.02(a)(i)(B)(5), all necessary affidavits of continuing use have been filed, all necessary maintenance fees have been paid to continue all such rights in effect, and all other actions required to maintain the validity and effectiveness of the grants, registrations and filings have been taken. Lucky Parent and each of its affiliates has used commercially reasonable efforts to make all filings with Governmental Entities and to obtain all grants and registrations as may be necessary or appropriate to preserve and protect the Business Intellectual Property. Subject to Section 3.06(e) of the Seller Disclosure Letter, except for the Patent Rights, trademarks and copyrights within the Business Intellectual Property identified on Section 3.06(a) of the Seller Disclosure Letter as having been so indicated, and except as otherwise disclosed in the Section 1.02(a)(i)(A)(1), Section 1.02(a)(i)(A)(2), Section 1.02(a)(i)(B)(1), Section 1.02(a)(i)(B)(2), Section 1.02(a)(i)(B)(3), Section 1.02(a)(i)(B)(4), and Section 1.02(a)(i)(B)(5), none of the Business Intellectual Property has been disclaimed, or finally judged or finally determined to be invalid or unenforceable, or has lapsed, expired or been abandoned or canceled or, to Lucky Parent’s or any Sellers’ knowledge, is the subject of any opposition, cancellation or other adversarial proceeding.
          (h) Except as set forth in Section 3.06(h)(i) and 3.06(d) of the Seller Disclosure Letter, none of Lucky Parent or any of its affiliates pays or receives any royalties or other remuneration to or from any person with respect to any Business Intellectual Property. Except as set forth in Section 3.06(h)(ii) of the Seller Disclosure Letter, none of Lucky Parent or any of its affiliates has licensed to any person any rights under the Business Intellectual Property.

          (i) Section 1.02(a)(i)(A)(2) and Section 1.02(a)(i)(B)(2), sets forth a true and complete list, as of the date of this Agreement, of all Contracts to which each of Lucky Parent or any of its affiliates is a party or by which it is bound involving or relating in any way to AIP Intellectual Property.
          (j) Neither Lucky Parent nor Sellers, nor any of their affiliates, has received any notice or communication from any third party that Lucky Parent Sellers, or any of their affiliates is infringing, misappropriating or otherwise violating any Intellectual Property rights of any person with regard to any Business activities (including with respect to the discovery, development, clinical testing, manufacture, distribution, marketing, use or sale of any products related to the Business). Neither Lucky Parent, nor Sellers, nor any of their affiliates, to its knowledge is infringing, misappropriating or otherwise violating any valid Intellectual Property rights of any person with respect to any R&D Candidate or Product.
          (k) Except as set forth in Section 3.06(k) of the Seller Disclosure Letter, (i) neither Lucky Parent nor any of its affiliates is subject to any Judgment with respect to, nor has any of them entered into or become party to, any Contract which does or could restrict or impair the practice of any Business Intellectual Property and (ii) neither Lucky Parent nor any of its affiliates has entered into any indemnification with respect to a litigation, forbearance to sue, or settlement agreement with respect to any Business Intellectual Property. Lucky Parent, Sellers, and their affiliates have provided a list of any third party patent rights which to their knowledge may be related to bapineuzumab or AAB-002.
          (l) To the knowledge of Lucky Parent, any Seller, or any of their affiliates, each of the Patent Rights within the Business Intellectual Property properly identifies each and every inventor of the claimed subject matter thereof and corrections have been made if inventorship was later determined to have been in error after reasonable inquiry in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending. Each such inventor and each current or former director, officer, employee, contractor or consultant of Lucky Parent or any of its affiliates has assigned in writing or otherwise transferred by Contract to Lucky Parent or such affiliate all ownership and other rights of any nature whatsoever of such person in any Pre-Closing Owned Intellectual Property. No current or former directors, officers, employees, contractors, or consultants of Lucky Parent or any of its affiliates has, in writing, made or threatened to make any claim or challenge against Lucky Parent or any of its affiliates in connection with the involvement of such person in the creation, conception, reduction to practice, origin, or development of any Business Intellectual Property. To the knowledge of Lucky Parent, any Seller, and any of their affiliates, no current or former directors, officers, employees, contractors, or consultants of Lucky Parent or any of its affiliates has orally made or threatened to make any claim or challenge against Lucky Parent or any of its affiliates in connection with the involvement of such person in the creation, conception, reduction to practice, origin, or development of any Business Intellectual Property.
          (m) Except as set forth on Section 1.02(a)(ii) of the Seller Disclosure Schedule entitled “Contracts Requiring Consent”, to Lucky Parent’s and Seller’s knowledge, the execution and delivery of this Agreement and the Specified Collaboration Documents, the consummation of the Acquisition and the other transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof do not and will not conflict with, or result in any violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any Business Intellectual Property right or obligation set forth in any Contract to which Lucky Parent or any of its affiliates is a party, or to a loss of any benefit related thereto, or result in the creation of any Lien in or upon or the transfer of any Business Intellectual Property related thereto, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements of any person relating to Business Intellectual Property under any such Contract, or result in the creation of any Lien on or the transfer of any Business Intellectual Property owned by Lucky Parent or any of its affiliates or with respect to which Lucky Parent or any of its affiliates now has or has had any Contract with any third party.
          (n) Section 1.02(a)(i) and 1.02(a)(ii) of the Seller Disclosure Letter sets forth a complete and accurate list of all options, rights, licenses or interests of any kind relating to Business Intellectual Property granted (i) to Lucky Parent or any of its affiliates (other than software licenses for generally available software and except pursuant to employee proprietary inventions agreements (or similar employee agreements), non-disclosure agreements and consulting agreements entered into by Lucky Parent or any of its affiliates in the ordinary course of business), or (ii) by Lucky Parent or any of its affiliates to any other person (including any obligations of such other person to make any fixed or contingent payments, including royalty payments). All requirements for payment of monies and other material obligations by Lucky Parent or any of its affiliates in connection with such options, rights, licenses or interests have been satisfied in a timely manner.
          (o) Lucky Parent, on behalf of it and its affiliates, and each Seller has used reasonable efforts and taken commercially necessary steps to maintain in confidence all trade secrets relating to the Business, including (i) the development of a policy for the protection of Intellectual Property and periodic training for all employees working in the Business on the implementation of such policy, (ii) requiring all employees working in the Business to execute confidentiality agreements with respect to Intellectual Property developed for or obtained in respect of the Business, (iii) making reasonable efforts to advise employees working in the Business that were voluntarily or involuntarily severed from working in the Business of their continuing obligation to maintain such trade secrets in confidence and (iv) entering into licenses and Contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential (which licenses and Contracts will be enforceable to the extent sufficient to fully exploit all such trade secrets, subject to bankruptcy, insolvency or similar laws relating to creditors’ rights generally and to general principles of equity). All employees of Lucky Parent or any of its affiliates who have contributed to or participated in the conception, reduction to practice or development of any Pre-Closing Owned Intellectual Property have executed and delivered to Lucky Parent or such affiliate a confidentiality agreement restricting such person’s right to disclose proprietary information of Lucky Parent and its affiliates. All such former and current employees either (i) have been party to a “work-for-hire” Contract with Lucky Parent or one of its affiliates, in accordance with Applicable Law, that has accorded Lucky Parent or such affiliate the sole and exclusive ownership of all tangible and intangible property arising in the course of such person’s services on behalf of Lucky Parent or such affiliate or (ii) have executed appropriate instruments assigning, or agreements to assign, to Lucky Parent or such affiliate the sole and exclusive ownership of all Intellectual Property conceived, reduced to practice or developed during the course of their employment. No former or current employee of Lucky Parent or any of its affiliates has any written claim against Lucky Parent or any of its affiliates in connection with such person’s involvement in the conception, reduction to practice or development of any Pre-Closing Owned Intellectual Property and no such claim has been asserted or, to the knowledge of Lucky Parent and its affiliates, threatened in writing. To the knowledge of Lucky Parent and each Seller and any of their affiliates, no former or current employee of Lucky Parent or any of its affiliates has any oral claim against Lucky Parent or any of its affiliates in connection with such person’s involvement in the conception, reduction to practice or development of any Pre-Closing Owned Intellectual Property and no such claim has been asserted or, to the knowledge of Lucky Parent and its affiliates, threatened. Except as set forth on Section 3.06(o) of the Seller Disclosure Letter, no employee or former employee of Lucky Parent or any of its affiliates has any Patent Rights issued or applications pending for any device, process, design or invention of any kind that is now used or needed in the furtherance the Business, which Patent Rights have not been assigned to Lucky Parent or such affiliate, with such assignment duly recorded in the PTO.
          (p) To the knowledge of Lucky Parent and each Seller, each current licensor, supplier, manufacturer, contract research organization or other contractor for Lucky Parent or any of its affiliates pertaining to the Business (each, a “Seller Supplier”), owns or has valid license to all Intellectual Property that is licensed to Lucky Parent or such affiliate by such Seller Supplier or that is necessary for the manufacture and sale of products, or the provision of services, to Lucky Parent or such affiliate by such Seller Supplier, in each case, in respect of the Business (collectively, the “Supplier Rights”), and has the legal power to license such Supplier Rights, and to manufacture and sell such products or provide such services, to Lucky Parent or such affiliate. To the knowledge of Lucky Parent and each Seller, no Supplier Right has expired or been declared invalid, in whole or in part, by any Governmental Entity.

          (q) Except as set forth in Section 3.06(q) of the Seller Disclosure Letter, Lilly (as defined in the Collaboration Agreement) neither has nor retains any rights to any Business Intellectual Property or to any reagents, animal test subject, hybridomas, cell lines or any other materials related to or useful for the Business, including the development and commercialization of antibodies directed at one or more epitopes of Aß or any naturally occurring variants including the administration of a peptide immunogen as a vaccine or the administration of an antibody thereto. Without exception, Lilly (as defined in the Collaboration Agreement) neither has nor retains any rights in the AIP Intellectual Property. Without exception, Lilly (as defined in the Collaboration Agreement) neither has nor retains any rights in bapineuzumab.
          (r) Except as set forth on Section 3.06(r) of the Seller Disclosure Letter, to the knowledge of Lucky Parent and each Seller and any of their affiliates no Business Intellectual Property is subject to or was developed pursuant to any funding agreement with any Governmental Entity or under any grant from a Governmental Entity. Without exception, no Assigned Intellectual Property is subject to or was developed pursuant to any funding agreement with any Governmental Entity or under any grant from a Governmental Entity.
          (s) Lucky Parent and its affiliates have provided Jupiter Parent all material information in their possession relating to the Business Intellectual Property.
          (t) Except as set forth in Section 3.20 of the Seller Disclosure Letter, no R&D Candidate (as such term is defined in the Collaboration Agreement) has been selected by the JSC (as such term is defined in the Collaboration Agreement) for Development. The research conducted under the Collaboration Agreement to date has consisted solely of programs aimed at discovering R&D Candidates that are vaccines or antibodies. Anything disclosed in working examples in the patents listed on Section 102(a)(i)(A)(1) was done prior to or pursuant to the Collaboration Agreement. Any work done by Lucky Parent or its affiliate on a Company Product was done under the Collaboration Agreement.
          (u) Except as set forth in Section 3.06(a), all Patent Rights directed to Inventions arising under the Collaboration Agreement have been filed, prosecuted and maintained under the direction and oversight of the Patent Review Committee (as defined in the Collaboration Agreement) in accordance with the terms and conditions of the Collaboration Agreement.
          (v) The IND 11,245 and its attached exhibits and amendments on file with the FDA are complete and accurate in all material respects. The Assigned Intellectual Property includes all Patent Rights Controlled by Lucky Parent or any of its affiliates (and at the Closing any Seller) that contain any claims covering bapineuzumab or its manufacture or use.

          (w) Each of the Contracts set forth on Schedule 3.06(w) of the Seller Disclosure Letter have expired or have been terminated with Wyeth’s consent.
          (x) Lucky Parent and each of its affiliates has no extant rights or interests in the Patent Rights (including any divisional, continuation, or continuation-in-part applications, or reissues, reexamination or foreign counter parts thereof) set forth on Schedule 3.06(x) of the Seller Disclosure Letter. The rights and interests in respect of such Patent Rights have been released with the full agreement and consent of Wyeth.
          (y) The information technology of the Business is sufficient for the conduct of the Business as presently conducted by Lucky Parent and its affiliates and as currently expected to be conducted and constitutes all the information technology that Lucky Parent and its affiliates own, license or otherwise have the right to use and that is subject to the terms of the Collaboration Agreement.
          (z) Neither Lucky Parent nor any of its affiliates has received any notice or other communication from Wyeth (or its successor) under the Collaboration Agreement of any requirement, or Wyeth’s intent, to divest its interest in or to any Products or the Collaboration Agreement.
          (aa) Lucky Parent and each of its affiliates has at all times complied in all material respects with the terms and obligations of the Collaboration Agreement, including those set forth in Sections 2.3.2(a) and Section 2.4 of the Collaboration Agreement.
          (bb) The Acquired Records include true and complete copies or originals of Lucky Parent and each of its affiliates’ records of data, information, Inventions, techniques and discoveries (whether patentable or not) arising out of the conduct of the Research Program and Development Program (as such terms are defined in the Collaboration Agreement), and all Inventions, techniques and discoveries (whether patentable or not) included in the ELAN Intellectual Property.
          (cc) Except as set forth on Section 1.02(a)(ii) of the Seller Disclosure Schedule entitled “Contracts Requiring Consent”, all of the Sellers’ right, title, and interest in and to the Assigned Intellectual Property is assignable to the Company, without violating the terms of any Contracts with any third parties. All of the Sellers’ right, title, and interest in and to the Licensed Intellectual Property is licensable to the Company pursuant to the terms and conditions of the License Agreement, without violating the terms of any Contracts with any third parties.
          (dd) The Collaboration Agreement is in full force and effect, the version of such agreement attached hereto is a true and complete copy of such agreement and Lucky Parent, any Seller, and any of their affiliates have not been assigned, amended, waived or modified, except in the attached amendments and as set forth in Section 3.20 of the Seller Disclosure Letter.
          (ee) To the knowledge of Lucky Parent, any Seller, and any of their affiliates, Lucky Parent and its affiliates have provided to Jupiter every material search report that the patent attorneys for Lucky Parent and its affiliates have conducted or had conducted on their behalf.
          (ff) Neither Lucky Parent, nor any of its affiliates have received any notice of termination, or any notice that it is in breach of any provision of the Collaboration Agreement.
          (gg) Neither Lucky Parent, nor any of its affiliates has obtained a final written opinion of outside patent counsel specifically in connection with the exploitation of bapineuzumab in the conduct of the business as of the execution date with respect to the potential infringement of any issued third party patent.
          (hh) Neither Lucky Parent, nor any of its affiliates has requested in writing a license under any third party patent or patent application that claims the composition of or a method of using bapineuzumab.
          (ii) There is no priority patent application not listed on Section 1.02(a)(i)(A)(1) and filed by Lucky Parent, nor any of its affiliates within twenty four (24) months prior to the Closing Date that Lucky Parent or any it its affiliates does not Control, which patent specifically claims (i) bapineuzumab alone or in combination with other known pharmaceutically active agents, (ii) a method of treatment using bapineuzumab or (iii) a method of manufacture or formulation of bapineuzumab or a bapineuzumab product.
          SECTION 3.07. Contracts. (a) Section 3.07(a) of the Seller Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Contract (other than any Contracts relating solely to Excluded Assets) to or by which Lucky Parent or any of its subsidiaries is a party or bound and to which any of the Business or the Acquired Assets are subject and will continue to be subject after the Closing Date, that is or includes:
     (i) a covenant not to compete or not to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;
     (ii) a lease, sublease or similar Contract with any person under which (A) Lucky Parent or any of its subsidiaries is lessee of, or holds or uses or any other tangible personal property owned by any person that is material to the conduct of the Business or (B) Lucky Parent or any of its subsidiaries is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by Lucky Parent or any of its subsidiaries that is material to the conduct of the Business;

     (iii) a Contract granting a Lien upon any Acquired Asset;
     (iv) a Contract providing for indemnification of any person with respect to liabilities relating to any current or former business of Lucky Parent or any of its subsidiaries or any predecessor person;
     (v) a Contract (including consulting and services agreements) which provides for “exclusivity” or any similar requirement in favor of any person other than Lucky Parent or any of its subsidiaries or that requires or obligates Lucky Parent or any of its subsidiaries to purchase specified minimum amounts of any product;
     (vi) a Contract not made in the ordinary course of the Business;
     (vii) a nondisclosure agreement, confidentiality agreement or similar Contract entered into outside of the ordinary course of the Business;
     (viii) a Contract (A) involving future payment of more than $100,000 by or to Lucky Parent or any of its subsidiaries (unless terminable without payment or penalty upon no more than 30 days’ notice) or (B) providing for future performance by the Business or Lucky Parent or any of its subsidiaries in consideration of amounts previously paid to the Business or Lucky Parent or any of its subsidiaries, or which has resulted in deferred revenue under GAAP of more than $100,000;
     (ix) a Contract for the sale of any Acquired Asset in excess of $50,000 or the grant of any preferential rights to purchase any Acquired Asset in excess of $50,000 or requiring the consent of any party to the transfer thereof;
     (x) a Contract with any Governmental Entity;
     (xi) a Contract relating to any completed, pending or proposed (A) joint venture, partnership or similar arrangement, (B) acquisition or divestiture of any person, business or division or (C) merger or reorganization;
     (xii) a Contract granting the other party to such Contract or a third party “most favored nation” or similar status;
     (xiii) a Contract that prohibits the hiring or solicitation for employment of employees of another person;
     (xiv) a Contract that would purport to bind any affiliate of Jupiter Parent (other than the Company and its subsidiaries) after it is assigned to the Company;

     (xv) a Contract entered into in connection with the settlement or other resolution of any Proceeding pursuant to which Lucky Parent or any of its subsidiaries has any ongoing performance obligations;
     (xvi) a Contract which restricts the conduct of the Business (including the ability to research, develop, commercialize, distribute, sell, supply, market or manufacture any product (including products under development) for any indication in any product market, therapeutic area or geographic area);
     (xvii) a Contract that would require the Company to perform or conduct research, clinical trials or development for the benefit of any third party after it is assigned to the Company;
     (xviii) a Contract which relates to research, clinical trial, development, commercialization, distribution, sale, supply, license, marketing, co-promotion or manufacturing by third parties of products (including products under development) owned or licensed by or on behalf of Lucky Parent or any of its subsidiaries, that are used, held for use or intended to be used in, or arise from, the operation or conduct of the Business, in each case involving expenditures greater than $100,000;
     (xix) a Contract that would require the Company to grant an option or a right of first refusal, right of first negotiation or right of first offer in favor of any third party after it is assigned to the Company;
     (xx) a Contract containing any provisions (A) dealing with a “change of control” or similar event with respect to a Seller or the Business, (B) prohibiting or imposing any restrictions on the assignment of all or any portion of such Contract by a Seller or any other person or (C) having the effect of providing that the consummation of the Acquisition or any of the other transactions contemplated by this Agreement or the Specified Collaboration Documents or the execution, delivery or effectiveness of this Agreement or the Specified Collaboration Documents will require the consent of the other party or parties thereto or will conflict with, result in a violation of, or constitute a default under (with or without notice or lapse of time, or both), such Contract or give rise under such Contract to any right of termination, right of first refusal, amendment, revocation, cancellation or acceleration, or loss of material benefit under, or the creation of any Lien in or upon or transfer of any of the properties or assets of a Seller or the Company or any of their respective affiliates, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person or any other material changes in the terms thereof; or
     (xxi) a Contract other than as set forth above to which Lucky Parent or any of its subsidiaries is a party or by which it or any of its assets or businesses is bound or subject that is material to the Business or the use or operation of the Acquired Assets.
          (b) Except as have not had and could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, all Assigned Contracts are valid, binding agreements of Lucky Parent or the applicable subsidiary of Lucky Parent (and immediately following the Internal Asset Purchase Closing, of the applicable Seller) and are in full force and effect and are enforceable against Lucky Parent or the applicable subsidiary of Lucky Parent (and immediately following the Internal Asset Purchase Closing, against the applicable Seller) and, to the knowledge of Lucky Parent and each Seller, against each other party thereto, in accordance with their terms, subject to bankruptcy, insolvency or similar laws relating to creditors’ rights generally and to general principles of equity. Except as have not had and could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, Lucky Parent and its subsidiaries have (and at the Closing each Seller will have) performed all obligations required to be performed by them to date under the Assigned Contracts, and none of them are or will be (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the knowledge of Lucky Parent and each Seller and except as set forth on Section 3.07(b) of the Seller Disclosure Letter, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder. Neither Lucky Parent nor any of its subsidiaries has (and at the Closing no Seller will have) received any notice of the intention of any party to terminate any Assigned Contract. Complete and correct copies, together with any and all modifications and amendments thereto, of (i) all Contracts listed in or referred to in the Seller Disclosure Letter and (ii) the Collaboration Agreement have, in each case, been made available to the Company.
          SECTION 3.08. Inventory. Each item of Inventory (a) is free of any material defect or deficiency, (b) is in good, usable and currently marketable condition in the ordinary course of the Business and (c) meets or exceeds all of the applicable requirements and specifications.
          SECTION 3.09. Permits. Section 3.09 of the Seller Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Permits issued or granted to Lucky Parent or any of its affiliates by a Governmental Entity pertaining to the Business, including all Permits and Registration Information under the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), and the regulations of the Federal Food and Drug Administration (the “FDA”) promulgated thereunder, and all pending applications of Lucky Parent or any of its affiliates to any Governmental Entity for any of the foregoing, in each case, that are used, held for use or intended to be used in the operation or conduct of the Business. Lucky Parent and its affiliates possess (and immediately following the Internal Asset Purchase Closing the Sellers will possess) possess all material Permits necessary to own or hold under lease and operate the

Acquired Assets and to conduct the Business as currently conducted. All such Permits are in full force and effect, and, except as have not had and could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, Lucky Parent and its affiliates have complied with all the terms and conditions thereof. Except as set forth on Section 3.09 of the Seller Disclosure Letter, during the past three years, neither Lucky Parent nor any of its affiliates has received notice of any Proceedings relating to the revocation or modification of any such Permits that are material to the Business. Except as set forth on Section 3.09 of the Seller Disclosure Letter, none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement and the Transaction Documents or the consummation of the Acquisition and the other transactions contemplated hereby and thereby.
          SECTION 3.10. Regulatory Matters. (a) Except as set forth on Section 3.10(a) of the Seller Disclosure Letter, all pre-clinical and clinical studies, trials and investigations conducted or sponsored in relation to the Business are being, and at all times have been, conducted in compliance in all material respects with all applicable clinical protocols, informed consents and Applicable Laws administered or issued by applicable Regulatory Authorities, including (to the extent applicable) (i) FDA or other health authority standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations and associated regulatory guidance, (ii) investigational new drug requirements and associated regulatory guidance, (iii) FDA or other health authority standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314, and 320 of the Code of Federal Regulations and associated regulatory guidance, (iv) federal and state laws or other regulatory authority standards for restricting the use and disclosure of individually identifiable health information, (v) the International Conference on Harmonisation Guideline on Good Clinical Practice (ICH Topic E6) and associated regulatory guidance and (vi) communications or notices from Regulatory Authorities regarding the conduct of such studies, trials and investigations. Except as set forth on Section 3.10(a) of the Seller Disclosure Letter, there have been no drug-related, adverse event or events in patients in a clinical trial conducted or sponsored in relation to the Business, the effect of which could reasonably be expected to (x) prevent the Company from obtaining approval from a Regulatory Authority to market the product being studied by such clinical trial in the United States or European Union or (y) delay such approval to such an extent that the delay (taking into account the expected length of such delay and the basis or reasons therefor) would materially impair the aggregate financial value to be derived by the Company from such product. All clinical trial adverse events in patients in a clinical trial conducted or sponsored in relation to the Business within the knowledge of Lucky Parent or any Seller have been disclosed to the Company and all associated correspondence, including actual or potential claims for recompense, have been made available to the Company.
          (b) Lucky Parent and the Sellers have provided or made available to the Company, as of the date hereof, complete and correct copies of each investigational new drug application filed by Lucky Parent or any of its subsidiaries with respect to any product candidate of the Business currently being developed by or on behalf of the Business, including any supplements and amendments thereto, and no such application has been withdrawn, terminated or suspended, except to the extent such withdrawal, termination or suspension has not had and could not be reasonably expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
          (c) Except as set forth on Section 3.10(c) of the Seller Disclosure Letter, no Phase III clinical trial conducted or sponsored by the Business (i) has failed to achieve one or more of its primary endpoints or (ii) has been terminated or suspended prior to completion based on matters relating to the efficacy or safety of the relevant product (whether voluntarily by or on behalf of Wyeth, Lucky Parent or any of their affiliates or pursuant to an order of any safety board or other Regulatory Authority).
          (d) Except as set forth on Section 3.10(d) of the Seller Disclosure Letter, no Regulatory Authority has commenced, or, to the knowledge of Lucky Parent and each Seller, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend any proposed or ongoing clinical studies, trials, investigational new drug application or investigations conducted or proposed to be conducted in connection with the Business. Except as set forth on Section 3.10(d) of the Seller Disclosure Letter, neither Lucky Parent nor any of its affiliates has directly or indirectly received any written information from any Regulatory Authority which would reasonably be expected to lead to the denial or delay of approval of any application for marketing approval currently pending or expected to be filed before such Regulatory Authority of any product related to the Business.
          (e) Except as set forth on Section 3.10(e) of the Seller Disclosure Letter or as have not had and could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, neither Lucky Parent nor any of its subsidiaries has directly or indirectly received any oral or written communication (including any warning letter, untitled letter, Form 483 or similar notice) from any Regulatory Authority, and to knowledge of Lucky Parent and each Seller there is no Proceeding relating to the Business pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case (i) alleging that Lucky Parent, any of its affiliates, any Seller, the Business or any of their employees is not currently in compliance with any law administered or issued by any Regulatory Authority or (ii) regarding any debarment action or investigation in respect of Lucky Parent, any of its affiliates, any Seller, the Business or any of their employees undertaken pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. Sections 335(a), (b) and (c)), or any similar regulation of a Regulatory Authority. Except as set forth on Section 3.10(e) of the Seller Disclosure Letter or as have not had and could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, there are no pending voluntary or involuntary destruction orders, seizures or other regulatory enforcement actions related to the Business.

          (f) Except as set forth on Section 3.10(f) of the Seller Disclosure Letter or as have not had and could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, to the knowledge of Lucky Parent and each Seller, no data relating to the Business that has been made public is the subject of any regulatory or other action, either pending or threatened, by any Regulatory Authority relating to the truthfulness or scientific adequacy of such data.
          (g) Except as set forth on Section 3.10(g) of the Seller Disclosure Letter, neither Lucky Parent nor any of its subsidiaries, nor, to the knowledge of Lucky Parent and each Seller, any officer, employee, agent or distributor of Lucky Parent or any of its affiliates, has made an untrue statement of a material fact or a fraudulent statement to any Regulatory Authority, failed to disclose a material fact required to be disclosed to any Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for any Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, in each case in connection with the Business. Except as set forth on Section 3.10(g) of the Seller Disclosure Letter, neither Lucky Parent nor any of its subsidiaries, nor, to the knowledge of Lucky Parent and each Seller, any officer, employee or agent of Lucky Parent or any of its affiliates, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar law or authorized by 21 U.S.C. § 335a(b) or any similar law. Except as set forth on Section 3.10(g) of the Seller Disclosure Letter, neither Lucky Parent nor any of its subsidiaries, nor, to the knowledge of Lucky Parent and each Seller, any officer, employee or agent of Lucky Parent or any of its affiliates, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar law.
          SECTION 3.11. Insurance. Lucky Parent and its subsidiaries maintain such policies of fire, liability, product liability, workmen’s compensation, health and other forms of insurance relating to the Business as are sufficient, in the reasonable judgment of Lucky Parent, for compliance by Lucky Parent and its subsidiaries with (i) all requirements of Applicable Laws and (ii) all Assigned Contracts, and each of Lucky Parent and its subsidiaries have complied in all material respects with the provisions of each such policy under which it is an insured party. Neither Lucky Parent nor any of its affiliates has been refused any insurance with respect to any property or asset relating to, or any other aspect of, the Business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. No notice of cancellation or termination has been received with respect to any such policy. Except as set forth on Section 3.11 of the Seller Disclosure Letter, as of the date hereof, to the knowledge of Lucky Parent and each Seller, there are no existing claims under any insurance policy relating to the Business.

          SECTION 3.12. Sufficiency of Acquired Assets. (a) Except as set forth on Section 3.12(a) of the Seller Disclosure Letter, the Acquired Assets comprise all the assets used, held for use or intended to be used by Lucky Parent and its subsidiaries in connection with, or arising from, the Business. Other than the Sellers, none of Lucky Parent and its affiliates (i) is currently engaged in the operation or conduct of the Business or (ii) other than to the extent consisting of Excluded Assets, owns any properties, assets, goodwill or rights of whatever kind and nature, real or personal, tangible or intangible, that are used, held for use or intended to be used in, or arising from, the operation or conduct of the Business.
          (b) The Acquired Assets are sufficient for the operation and conduct of the Business by the Company in accordance with the terms of the Collaboration Agreement immediately following the Closing in the same manner as currently conducted by Lucky Parent and its subsidiaries.
          SECTION 3.13. Taxes. (a) All documents which establish or are necessary to establish the title of any Seller to the Acquired Assets which require to be stamped have been duly stamped and (where necessary) adjudicated.
          (b) There is no dispute with any Taxing Authority or other official department in Ireland or elsewhere in relation to the Business or the Acquired Assets and there are no circumstances which make it likely that such a dispute could arise. There are no Tax Liens with respect to the Acquired Assets or the Business whether filed or otherwise.
          (c) The amount of Taxes chargeable on Lucky Parent or any of its subsidiaries in respect of the Business during any accounting period ending on or within five years before the Closing Date has not, to any material extent, depended upon any concession, agreement or other formal or informal arrangement with any Taxing Authority.
          SECTION 3.14. Proceedings. Except as set forth on Section 3.14 of the Seller Disclosure Letter or as have not had or could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, there are no material Proceedings (including Environmental Claims) pending or, to the knowledge of Lucky Parent and each Seller, there are no Proceedings threatened by or against or affecting Lucky Parent or any of its subsidiaries, nor is there any material Judgment outstanding against, or, to the knowledge of Lucky Parent and each Seller, material investigation by any Governmental Entity involving Lucky Parent or any of its affiliates, in each case relating to the Business. Except as set forth on Section 3.14 of the Seller Disclosure Letter or as have not had or could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, to the knowledge of Lucky Parent and each Seller, there are no facts or circumstances forming the basis for a claim, nor are there any unasserted claims, of the type that would conflict with the foregoing statements in this Section 3.14 if the claimant (or its counsel) had contacted Lucky Parent or any of its affiliates and which, if asserted, could reasonably be expected to be determined in a manner adverse to the Business. There is not any Proceeding or claim by Lucky Parent or any of its subsidiaries pending, or which Lucky Parent or any of its subsidiaries intend to initiate, against any other person arising out of the operation or conduct of the Business.
          SECTION 3.15. Benefit Plans. (a) Section 3.15(a) of the Seller Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Seller Benefit Plan. Lucky Parent has delivered or made available to the Company true, complete and correct copies of (A) each Seller Benefit Plan (or, in the case of any unwritten Seller Benefit Plans, written descriptions thereof), (B) any related trust agreement or funding instrument with respect to any Assumed Benefit Plan, (C) the most recent annual report on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service (“IRS”) with respect to each Assumed Benefit Plan (if any such report was required by Applicable Laws), (D) the most recent IRS determination or opinion letter, if applicable, with respect to each Assumed Benefit Plan and (E) the most recent financial statements and actuarial reports for each Seller Benefit Plan.
          (b) Each Assumed Benefit Plan has been administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, all other Applicable Laws and the terms of all applicable collective bargaining agreements. Neither Lucky Parent nor any of its subsidiaries has received written notice of any pending or in progress, and, to the knowledge of Lucky Parent and each Seller, there are no threatened (A) investigations by any Governmental Entity, termination proceedings or other claims with respect to any Assumed Benefit Plan (except routine claims for benefits payable under the Assumed Benefit Plans) or (B) litigation against or involving any Assumed Benefit Plan or asserting any rights to or claims for benefits under any Assumed Benefit Plan.
          (c) Other than the Seller Benefit Plan disclosed on Section 3.15(c) of the Seller Disclosure Letter, no Seller Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan under other Applicable Law of similar import. No Seller Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA. Neither the Company nor any of its affiliates will incur any liability under (A) Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code or (B) Section 601 et seq. of ERISA or Section 4980B of the Code (collectively, “COBRA”), in each case, in connection with the Acquisition or any of the other transactions contemplated by this Agreement or the Transaction Documents. All payments, benefits, contributions and premiums relating to each Assumed Benefit Plan have been timely paid or made in accordance with the terms of such Assumed Benefit Plan and the terms of all Applicable Laws or have been accrued in accordance with GAAP.
          (d) No Assumed Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) and no benefits under any Assumed Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code).
          (e) Each Assumed Benefit Plan that is an employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than for benefits then payable under such plan without regard to such amendment or termination or for ordinary administrative expenses typically incurred in a termination event) to the Company or any of its Subsidiaries at any time after the Closing.
          (f) None of the execution and delivery of this Agreement or the Transaction Documents or the consummation of the transactions contemplated by this Agreement or the Transaction Documents (whether alone or as a result of any termination of employment on or following the Closing) will, except as expressly contemplated by this Agreement or the Employment Matters Agreement, (A) entitle any Business Employee to severance, termination, retention, change in control or similar compensation or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Seller Benefit Plan or (C) result in any breach or violation of, or a default under, any Seller Benefit Plan.
          (g) No payment or deemed payment by Lucky Parent or any of its subsidiaries will arise or be made as a result (alone or in combination with any other event) of the execution, delivery and performance of this Agreement or the Transaction Documents by Lucky Parent or any of its subsidiaries, or the consummation by Lucky Parent or any of its subsidiaries of the transactions contemplated by this Agreement or the Transaction Documents, that would constitute an “excess parachute payment” for purposes of Section 280G of the Code.
          SECTION 3.16. Absence of Changes or Events. Except as set forth on Section 3.16 of the Seller Disclosure Letter, since December 31, 2008, (a) there has not been any state of facts, change, effect, condition, development, event or occurrence, in each case related to the Business, that has had, or could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (b) Lucky Parent and its affiliates have caused the Business to be conducted in the usual, regular and ordinary course and in substantially the same manner as previously conducted (including with respect to research and development efforts, and capital expenditures) and have made all commercially reasonable efforts to keep intact the Business, keep available the services of the employees of the Business and preserve the relationships of the Business with the customers, suppliers, licensors, licensees, distributors and others with whom the Business deals and (c) to the date of this Agreement, neither Lucky Parent nor any of its affiliates has taken any action that, if taken after the date of this Agreement without the consent of the Company and Jupiter Parent, would constitute a breach of Section 5.01.

          SECTION 3.17. Compliance with Applicable Laws. Except as set forth on Section 3.17 of the Seller Disclosure Letter or as have not had and could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, the Business and all activities performed by Lucky Parent or any of its affiliates in connection with the Business have been and are in compliance in all material respects with all Applicable Laws (including Environmental Laws), including those administered or issued by any Regulatory Authority. Except as set forth on Section 3.17 of the Seller Disclosure Letter, neither Lucky Parent nor any of its subsidiaries has directly or indirectly received any communication during the past three years from a Governmental Entity or any other person that alleges that the Business is not in compliance in any material respect with any Applicable Law, including those administered or issued by any Regulatory Authority.
          SECTION 3.18. Employee and Labor Matters. (a) There is not any, and during the past three years there has not been any, material labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of Lucky Parent and each Seller, threatened, against or affecting the Business. None of the Business Employees is represented by a union or any other similar labor organization and, to the knowledge of Lucky Parent and each Seller, as of the date of this Agreement no union organizational campaign is in progress with respect to the Business Employees and no question concerning representation of such employees exists. Lucky Parent and each Seller are in compliance in all material respects with all Applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, human rights, pay equity and workers’ compensation, and are not engaged in any unfair labor practices in connection with the conduct of the Business.
          (b) No Business Employee is a party to or bound by any Contract, or subject to any Judgment, that may interfere with the use of such person’s best efforts to promote the interests of the Business, may conflict with the Business or the transactions contemplated hereby or that has had or could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. To the knowledge of Lucky Parent and each Seller, no activity of any current or former Business Employee as or while a Business Employee has caused a material violation of any employment contract, confidentiality agreement, patent disclosure agreement or other Contract to which such employee was a party. To the knowledge of Lucky Parent and each Seller, the execution and delivery of this Agreement will not conflict in a material manner with or result in a material breach of the terms, conditions or provisions of, or constitute a material default under, any Contract, under which any such employee is now obligated.
          SECTION 3.19. Transactions with Affiliates. None of Lucky Parent, any Seller or any of their affiliates will be a party to any Assigned Contract after the Closing. Except as contemplated by the Transaction Documents, after the Closing, none of Lucky Parent, any Seller and their respective affiliates will have any interest in any Acquired Asset.

          SECTION 3.20. Collaboration Agreement. Except as set forth on Section 3.20 of the Seller Disclosure Letter or as have not had and could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, since December 31, 2008, there has not been any adverse change, or any indication of intent to cause any such change, in the business relationship with Wyeth as it pertains to the Collaboration Agreement. Except as set forth on Section 3.20 of the Seller Disclosure Letter or as have not had or could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, since December 31, 2008, neither Lucky Parent nor any of its affiliates has received any complaint from Wyeth concerning their performance or non-performance of their obligations in respect of the Collaboration Agreement or any notice from Wyeth with respect to the termination of, or default under, the Collaboration Agreement. Lucky Parent and its affiliates have a cooperative and good working relationship with Wyeth as it pertains to the Collaboration Agreement, and neither Lucky Parent nor any of its affiliates has waived any of the material rights expressly granted to them under the Collaboration Agreement. Section 3.20 of the Seller Disclosure Letter sets forth a true and complete list as of the date of this Agreement of each Research and Development Candidate, including the structure and CAS Registry Number of each such candidate.
          SECTION 3.21. Brokers. No fees and expenses of any broker, investment banker, financial advisor or other person engaged by Lucky Parent or any of its affiliates in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby will be payable by the Company or Jupiter Parent or any of their affiliates.
          SECTION 3.22. Information Supplied. No document, material or other data requested by or on behalf of Jupiter Parent or the Company in connection herewith and not made available by Lucky Parent or any of its subsidiaries (due to applicable confidentiality obligations or otherwise) contains any statement, fact or other information reflecting adversely on the Business in any material respect.
          SECTION 3.23. Effect of Transaction. As of the date of this Agreement, no creditor, employee, client, customer, supplier or other person having a material business relationship with Lucky Parent or any of its subsidiaries has informed the Sellers that such person intends to change such relationship in a manner that could reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect because of the Acquisition or any other transaction contemplated by this Agreement or any Transaction Document.
          SECTION 3.24. No Other Warranties. Except for the representations and warranties set forth in this Article III, neither Lucky Parent nor any Seller makes any other express or implied representation or warranty with respect to Lucky Parent, such Seller, the Acquired Assets or the Business.

ARTICLE IV
Representations and Warranties of Jupiter Parent and the Company
          Jupiter Parent and the Company hereby jointly and severally represent and warrant to Lucky Parent and each Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement and as of immediately prior to the Closing.
          SECTION 4.01. Organization, Standing and Power. Each of Jupiter Parent and the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and each has full corporate or other power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Attached as Exhibit K hereto are true and complete copies of the memorandum of association and articles of association of the Company, in each case as amended through the date of this Agreement.
          SECTION 4.02. Authority; Execution and Delivery; Enforceability. Each of Jupiter Parent and the Company has all requisite corporate power and authority to execute this Agreement and the Specified Collaboration Documents to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Jupiter Parent and the Company of this Agreement and the Specified Collaboration Documents to which it is, or is specified to be, a party and the consummation by Jupiter Parent and the Company of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of Jupiter Parent and the Company, and no other proceedings on the part of Jupiter Parent or the Company are necessary to authorize this Agreement and the Specified Collaboration Documents or the consummation of the Acquisition and the other transactions contemplated hereby or thereby. Jupiter Parent and the Company have duly executed and delivered this Agreement and prior to or substantially simultaneously with the Closing will have duly executed and delivered each Specified Collaboration Document to which it is, or is specified to be, a party, and, assuming the due execution and delivery of this Agreement and each Specified Collaboration Document by the other parties hereto and thereto, this Agreement constitutes, and each Specified Collaboration Document to which it is, or is specified to be, a party will upon execution thereof constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency or similar laws relating to creditors’ rights generally and to general principles of equity.
          SECTION 4.03. No Conflicts; Consents. The execution and delivery by Jupiter Parent and the Company of this Agreement and each Specified Collaboration Document to which it is, or is specified to be, a party, the consummation by Jupiter Parent and the Company of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Jupiter Parent and the Company with the terms hereof and thereof do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon or transfer of any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the memorandum of association and articles of association (or other comparable documents) of the Company or any of its subsidiaries, (ii) any Contract to which the Company or any of its subsidiaries is a party or to which the Company, any of its subsidiaries or any of their respective properties or assets is subject or (iii) any Judgment or Applicable Law applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Consent of, or registration, declaration or filing with, any Governmental Entity or any third parties or stockholders of Jupiter Parent is required to be obtained or made by or with respect to Jupiter Parent, the Company or any of their subsidiaries in connection with the execution and delivery of this Agreement or any Specified Collaboration Document, the consummation of the Acquisition or the other transactions contemplated hereby and thereby or compliance with the terms hereof and thereof, in each case other than compliance with and filings under the HSR Act.
          SECTION 4.04. The Company Stock. As of the Closing Date, the Company shall have the authorized share capital set forth in the Shareholders’ Agreement. The Company Stock deliverable to Lucky Parent or any Seller hereunder will, when delivered, have been duly authorized, validly issued, fully paid, free and clear of any Liens (other than as contemplated by this Agreement or any Transaction Document or as a result of any Contract or arrangement entered into by or on behalf of Lucky Parent or any Seller), and will not be issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right or provision under the Applicable Laws of the Company’s jurisdiction of organization, the Company’s organizational documents or any Contract to which the Company is a party. The Company Stock deliverable to Lucky Parent or any Seller hereunder will, when delivered, not be subject to any voting trust agreement or any Contract restricting or otherwise relating to the voting, distribution or governance rights of such Company Stock (other than as contemplated by this Agreement, the Shareholders’ Agreement or any other Transaction Document or as a result of any Contract or arrangement entered into by or on behalf of Lucky Parent or any Seller).
          SECTION 4.05. Business of the Company. Prior to the Closing, the Company will not have engaged in any business activities other than activities contemplated by this Agreement and the Transaction Documents and activities incidental to the maintenance of its existence. As of the Closing Date, the Company will not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) other than pursuant to this Agreement or the Transaction Documents.

          SECTION 4.06. Brokers. No fees and expenses of any broker, investment banker, financial advisor or other person engaged by Jupiter Parent or any of its affiliates in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby will be payable by Lucky Parent or any of its affiliates.
          SECTION 4.07. No Other Warranties. Except for the representations and warranties set forth in this Article IV, neither Jupiter Parent nor the Company makes any other express or implied representation or warranty with respect to Jupiter Parent or the Company.
ARTICLE V
Covenants
          SECTION 5.01. Covenants of Lucky Parent and each Seller Relating to Operation and Conduct of the Business. (a) Except as expressly permitted or required by the terms of this Agreement, from the date of this Agreement to the Closing, Lucky Parent shall, and Lucky Parent shall cause each of its subsidiaries and direct each of its affiliates to, conduct the Business in the usual, regular and ordinary course in substantially the same manner as previously conducted (including with respect to research and development efforts and capital expenditures) and to use its commercially reasonable efforts to keep intact the Business, keep available the services of the current employees of the Business and preserve the relationships of the Business with the customers, suppliers, licensors, licensees, distributors and others with whom the Business deals to the end that the Business shall be unimpaired at the Closing. In addition (and without limiting the generality of the foregoing), except as expressly permitted or required by the terms of this Agreement, Lucky Parent shall not, and Lucky Parent shall not permit any of its subsidiaries or direct any of its affiliates to, do any of the following in connection with the Business without the prior written consent of Jupiter Parent and the Company:
     (i) terminate, modify or amend (or grant a waiver under) (A) the Internal Asset Purchase Agreement or (B) except as set forth in Section 5.01(c)(iii), the Collaboration Agreement or any other Assigned Contract;
     (ii) adopt or amend in any material respect any Assumed Benefit Plan (or any plan that would be an Assumed Benefit Plan if adopted) or enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other Assigned Contract with any labor organization, union or association, except in each case (A) as required by Applicable Law or (B) to the extent such Seller Benefit Plan or Contract would not constitute an Assumed Benefit Plan or give rise to an Acquired Asset or an Assumed Liability;

     (iii) except to the extent required under Applicable Law, any Seller Benefit Plan in effect on the date of this Agreement, (A) grant to any Business Employee any increase in compensation, bonus or fringe or other benefits, other than in the ordinary course of business consistent with practice, (B) grant or pay any severance, retention, change in control or termination pay or increase in any manner the severance, retention, change in control or termination pay of any Business Employee, or (C) take any action to (1) fund or in any other way secure the payment of compensation or benefits to any Business Employee or (2) accelerate the vesting or payment of any compensation or benefit of any Business Employee;
     (iv) permit, allow or suffer any Acquired Asset to become subjected to any Lien of any nature whatsoever other than a Permitted Lien;
     (v) (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or Proceedings, in each case relating to the Business, other than in the ordinary course of business consistent with past practice and in accordance with their terms, or (B) waive, assign, transfer or release any claims or rights of material value;
     (vi) sell, lease, license or otherwise dispose of any Acquired Asset;
     (vii) enter into any Contract of a type described in Section 3.07(a)(i), 3.07(a)(v), 3.07(a)(vii), 3.07(a)(x), 3.07(a)(xii), 3.07(a)(xiii), 3.07(a)(xiv), 3.07(a)(xvi), 3.07(a)(xviii) (other than any clinical trial Contracts entered into in the ordinary course of business), 3.07(a)(xix) or 3.07(a)(xx) (other than Contracts with customary restrictions on assignment, to the extent that such Contracts are assignable in respect of the Acquisition without consent);
     (viii) engage in any practice which would have the effect of postponing to post-Closing periods payments due in connection with the operation or conduct of the Business that would otherwise be expected (based on past practice) to be made in pre-Closing periods;
     (ix) take any Tax position or any other action which could increase the Tax liability of the Company after the Closing Date; or
     (x) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.
          (b) Advice of Changes. Lucky Parent and each Seller shall promptly advise Jupiter Parent and the Company in writing of (i) the occurrence of any change or event that, individually or in the aggregate with all past changes or events, is material to the Collaboration Agreement or the Business and (ii) the hiring of any new employees of the Business. Upon obtaining knowledge thereof, Lucky Parent and each Seller shall give prompt notice to Jupiter Parent and the

Company of any representation or warranty made by them contained in this Agreement becoming untrue or inaccurate; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements in this Agreement or the Transaction Documents for purposes of determining the satisfaction of the conditions set forth in Article VI or of determining whether any person is entitled to indemnification pursuant to Article VIII. Lucky Parent and each Seller shall promptly provide Jupiter Parent and the Company with copies of all filings made by Lucky Parent or any of its affiliates with any Governmental Entity in connection with this Agreement or the Transaction Documents and the transactions contemplated hereby or thereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated hereby. Lucky Parent and each Seller shall provide to Jupiter Parent and the Company immediate written notice and copies of all pleadings and correspondence in connection with any Proceeding against Lucky Parent or any of its affiliates or any of their respective directors relating to the transactions contemplated by this Agreement or any of the Transaction Documents.
          (c) Affirmative Covenants. Until the Closing, Lucky Parent shall, and Lucky Parent shall cause each of its subsidiaries and direct each of its affiliates to:
     (i) maintain the Acquired Assets in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted;
     (ii) upon any damage, destruction or loss to any Acquired Asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such Acquired Asset before such event or, if required, to such better condition as may be required by Applicable Law; and
     (iii) subject to Section 5.01, use commercially reasonable efforts to obtain an extension of the Research Term on terms reasonably satisfactory to the Company.
          (d) Consultation. Subject to the terms of the Collaboration Agreement and applicable Antitrust Laws, in connection with the continuing operation of the Business between the date of this Agreement and the Closing, Lucky Parent and each Seller shall consult in good faith on a regular basis with Jupiter Parent and the Company to report material operational developments (including in respect of research developments) and the general status of ongoing operations of the Business. Lucky Parent and each Seller acknowledge that any such consultation shall not constitute a waiver by Jupiter Parent or the Company of any rights they may have under this Agreement, and that Jupiter Parent and the Company shall not have any liability or responsibility for any actions of Lucky Parent or any Seller with respect to matters that are the subject of such consultations.

          SECTION 5.02. Covenants of Jupiter Parent and the Company.
          (a) Except to the extent expressly permitted or required by the terms of this Agreement, (i) from the date of this Agreement to the Closing, the Company shall not (and Jupiter Parent shall not permit the Company to) engage in any business activities and (ii) prior to the Closing Date, the Company shall not, without the prior written consent of the Sellers, engage in any conduct that would be a breach of any agreement or covenant set forth in clause 5.1 of the Shareholders’ Agreement (assuming that the Shareholders’ Agreement was in effect at all times from and after the date hereof), in each case, other than activities contemplated by this Agreement and the Transaction Documents and activities incidental to the maintenance of its existence.
          (b) Advice of Changes. Jupiter Parent and the Company shall promptly advise the Sellers in writing of the occurrence of any change or event prior to the Closing that, individually or in the aggregate with all past changes or events, is material to the business, assets, condition (financial or otherwise), prospects, working capital, liabilities or results of operations of the Company. Upon obtaining knowledge thereof, Jupiter Parent and the Company shall give prompt notice to the Sellers of any representation or warranty made by them contained in this Agreement becoming untrue or inaccurate; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements in this Agreement or the Transaction Documents for purposes of determining the satisfaction of the conditions set forth in Article VI or of determining whether any person is entitled to indemnification pursuant to Article VIII. Jupiter Parent and the Company shall promptly provide Lucky Parent and each Seller with copies of all filings made by Jupiter Parent or any of its affiliates with any Governmental Entity in connection with this Agreement or the Transaction Documents and the transactions contemplated hereby or thereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated hereby. Jupiter Parent and the Company shall provide to the Sellers immediate written notice and copies of all pleadings and correspondence in connection with any Proceeding against Jupiter Parent or any of its affiliates or any of their respective directors relating to the transactions contemplated by this Agreement or any of the Transaction Documents.
          SECTION 5.03. No Solicitation. Neither Lucky Parent nor any Seller shall, nor shall any of them authorize or permit any of their affiliates or Representatives to, (i) solicit, initiate or encourage any Competing Bid, (ii) enter into any agreement with respect to a Competing Bid or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a Competing Bid. Lucky Parent and each Seller shall promptly advise Jupiter Parent and the Company orally and in writing of any Competing Bid or any inquiry with respect to or which could lead to a Competing Bid and the identity of the person making any such bid or inquiry. As used in this

Section 5.03, “Competing Bid” shall mean any proposal to purchase or otherwise acquire any of the Acquired Assets (other than pursuant to the transactions contemplated by this Agreement).
          SECTION 5.04. Access to Information. Subject to the terms of the Collaboration Agreement and applicable Antitrust Laws, each Seller shall afford to Jupiter Parent, the Company and their accountants, counsel and other Representatives reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to all the personnel, properties, books, contracts, commitments and records of the Business (other than the Excluded Assets), and during such period shall furnish promptly to Jupiter Parent and the Company any information concerning the Business or the Acquired Assets as Jupiter Parent or the Company may reasonably request.
          SECTION 5.05. Confidentiality. (a) The Company acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby and by the Transaction Documents is subject to the terms of the confidentiality agreement between JNJ Pharmaceutical Services, LLC and Lucky Parent dated as of October 29, 2008 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.
          (b) Lucky Parent and each Seller shall maintain in confidence (and ensure that their respective affiliates and employees maintain in confidence) any Confidential Information, and shall not disclose, use or grant a third party the right to use (or permit any of their respective affiliates and employees to disclose, use or grant such a right to use) any Confidential Information, except: (i) on a need-to-know basis to such party’s directors, officers and employees, and to such party’s consultants working on such party’s premises, to the extent such disclosure is reasonably necessary for a purpose related to the operation of the Business; (ii) with the prior written consent of Jupiter Parent; (iii) as may be required (and only to the extent required) by Applicable Law or by the rules of any recognized stock exchange, or Governmental Entity, in which case Lucky Parent or such Seller shall, if practicable, supply a copy of the required disclosure to Jupiter Parent before it is disclosed and incorporate any amendments or additions reasonably required by Jupiter Parent and which would not thereby prevent the disclosing party from complying with its legal obligations; or (iv) to any Taxing Authority to the extent reasonably required for the purposes of the Tax affairs of Lucky Parent or such Seller or any of their respective affiliates. Lucky Parent and each Seller shall inform (and shall cause their respective affiliates to inform) any director, officer, employee or consultant to whom it provides Confidential Information that such information is confidential and shall require them (i) to keep it confidential and (b) not to disclose it to any third party (other than those persons to whom it has already been disclosed or may be disclosed, in each case, in accordance with the terms of this Agreement). The covenant set forth in this Section 5.05(b) shall terminate upon the Closing, and thereafter Lucky Parent and each Seller shall keep such information confidential in accordance with the terms of the Shareholders’ Agreement.

          SECTION 5.06. Required Actions. (a) Upon the terms and subject to the conditions set forth in this Agreement and the Transaction Documents, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement and the Transaction Documents.
          (b) In connection with and without limiting Section 5.06(a), promptly following the execution and delivery by the parties of this Agreement, the parties shall (i) make all necessary registrations, declarations and filings with Governmental Entities that are required (including the filing of a Notification and Report Form under the HSR Act as soon as practicable but in any event not later than 10 Business Days following the date hereof) in connection with the consummation of the Acquisition and the other transactions contemplated by this Agreement and the Transaction Documents and (ii) take all other actions required to be taken in order to obtain all Consents and nonactions required to be obtained from Governmental Entities or private parties in connection with the consummation of the Acquisition and the other transactions contemplated by this Agreement and the Transaction Documents and in order to eliminate each other impediment that may be asserted or obtained by such Governmental Entities or private parties, in each case with respect to the Acquisition and the other transactions contemplated by this Agreement and the Transaction Documents, in each case so as to enable the Closing to occur as soon as reasonably possible. Notwithstanding anything to the contrary in this Section 5.06, neither Jupiter Parent nor any of its affiliates shall be required to offer or agree to (A) dispose of, hold separate or limit its operation of any portion of the Business or of its other businesses, assets or properties, (B) limit its ability to acquire or hold, or exercise full rights of ownership of, the Acquired Assets or any of its other businesses, assets or properties or (C) limit its ability to effectively control the Business or any of its other businesses, assets or properties; provided that nothing in this Section 5.06(b) shall limit the obligations of Jupiter Parent or any of its affiliates following the Closing under clause 8.2 of the Shareholders’ Agreement.
          (c) Lucky Parent and each Seller shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, any of the Transaction Documents or any of the transactions contemplated by this Agreement or the Transaction Documents and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement, any of the Transaction Documents or any of the transactions contemplated by this Agreement or the Transaction Documents, take all action necessary to ensure that the transactions contemplated by this Agreement and the Transaction Documents may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Transaction Documents and otherwise to minimize the effect of such statute or regulation on this Agreement, any of the Transaction Documents and the transactions contemplated hereby and thereby.

          (d) In connection with and without limiting Section 5.06(a), prior to the Closing and, to the extent Jupiter Parent and the Company waive Section 6.02(c), for a period of 12 months thereafter, each party shall, and shall cause its affiliates to, use its commercially reasonable efforts (at its own expense) to obtain, and to cooperate in obtaining, all consents from third parties and Governmental Entities necessary or appropriate to permit the transfer of the Acquired Assets to, and the assumption of the Assumed Liabilities by, the Company; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such consent may be required (other than filing or application fees).
          (e) Promptly, but in any event not more than two Business Days following the execution and delivery by the parties of this Agreement, (i) the Company, Elan Pharma International Limited and Lucky Collaboration Subsidiary shall provide to Wyeth the written notice contemplated by Section 13.7.1 of the Collaboration Agreement, in the forms attached hereto as Exhibits H-1 and H-2, as applicable, and (ii) the Company and Lucky Collaboration Subsidiary shall provide to Wyeth the written confirmation contemplated by Section 13.7.3 of the Collaboration Agreement, in the forms attached hereto as Exhibits I-1 and I-2, as applicable.
          (f) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.06 shall require Jupiter Parent or the Company to (i) consent to any action or omission by Lucky Parent or any Seller that would be inconsistent with Section 5.01 absent such consent or (ii) agree to amend or waive any provision of this Agreement or any Transaction Document. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.06 shall require Lucky Parent or any Seller to (i) consent to any action or omission by Jupiter Parent or the Company that would be inconsistent with Section 5.02 absent such consent or (ii) agree to amend or waive any provision of this Agreement or any Transaction Document.
          (g) To the extent permitted by Applicable Law and the Collaboration Agreement, each of the parties hereto shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any required action under Section 5.06(b), including any filing or submission with any Governmental Entity in connection with the Acquisition or any of the other transactions contemplated by this Agreement and the Transaction Documents (including, to the extent permitted by Applicable Law, providing copies of all such documents to the other parties prior to making such filing or submission and considering all reasonable comments of the other parties suggested in connection therewith) and in connection with any suit, action, proceeding, investigation or other inquiry by or before any Governmental Entity or private party relating to the Acquisition or any of the other transactions contemplated by this Agreement and the Transaction Documents, and (ii) keep the other parties informed in all material respects and on a reasonably timely basis of any material communication (including meetings, telephonic conferences, presentations and written correspondence) received by such party from, or given by such party to, any Governmental Entity or private party relating to the Acquisition or any of the other transactions contemplated by this Agreement and the Transaction Documents. Lucky Parent and the Sellers agree not to participate in any scheduled meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless they consult with Jupiter Parent and the Company in advance and, to the extent not prohibited by such Governmental Entity, gives Jupiter Parent and the Company the opportunity to attend and participate. Each of the parties hereto agrees not to extend or restart any waiting period under the HSR Act or any other Antitrust Laws or enter into any agreement with a Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.
          (h) Prior to the Closing, each of the parties hereto agrees to negotiate in good faith with the other parties hereto in order to enter into, or have a subsidiary enter into, a lease agreement, containing fair market terms and conditions, relating to the facilities set forth on Schedule 5.06(h) of the Seller Disclosure Letter (such facilities, the “Leased Facilities”).
          SECTION 5.07. Expenses. Whether or not the Closing takes place, and except as expressly set forth in Article VIII, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Sections 1.04 and 5.06.
          SECTION 5.08. Post-Closing Cooperation. (a) The Company, Lucky Parent and each Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and other Representatives to cooperate with each other to ensure the orderly transition of the Business from each Seller to the Company and to minimize any disruption to the Business and the other respective businesses of Lucky Parent and Jupiter Parent that might result from the transactions contemplated hereby. In addition, Lucky Parent and its subsidiaries shall cooperate in good faith to provide all customary transition service arrangements reasonably requested by the Company, which services shall be provided by Lucky Parent and its subsidiaries at cost and upon other customary terms and conditions to be agreed upon. After the Closing, upon reasonable written notice, the Company, Lucky Parent and each Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and other Representatives access, during normal business hours, to such information and assistance relating to the Business, including the Retained Financial Records (to the extent within the control of such party) as is reasonably necessary for financial reporting, business support, compliance and accounting matters (subject to any applicable confidentiality obligations).

          (b) No party hereto shall be required by this Section 5.08 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of the Company, the Business). Any information relating to the Business received by any Lucky Parent, any Seller or any of their affiliates pursuant to this Section 5.08 shall be subject to Section 5.05.
          (c) Promptly, but in any event not more than two Business Days following the Closing, the Company and Lucky Collaboration Subsidiary shall provide to Wyeth the written confirmation contemplated by Section 13.7.3 of the Collaboration Agreement, in the forms attached hereto as Exhibits J-1 and J-2, as applicable.
          (d) From and after the Closing, none of Lucky Parent, the Sellers or any of their respective affiliates or Representatives shall engage in any discussions with Wyeth (or otherwise take any action) pursuant to the Collaboration Agreement (it being agreed that from and after the Closing, all such discussions and actions shall be undertaken by the Company, its affiliates and Representatives of the foregoing); provided, however, the Sellers, after consultation with Jupiter Parent and the Company, shall be permitted to engage in discussions with Wyeth regarding matters related to the Collaboration Agreement that are solely relevant to the period prior to the Closing, to the extent that such matters were specifically identified to Jupiter Parent and the Company during such consultation and the Sellers shall inform Jupiter Parent and the Company of the substance and outcome of any such discussions as promptly as practicable thereafter.
          (e) Payment of Preclosing Collaboration Expenses; Proration.
     (i) Periods Ended Prior to the Closing Date. Lucky Collaboration Subsidiary shall be (A) solely responsible for any Collaboration Expenses accruing in respect of all full Calendar Quarters (as defined in the Collaboration Agreement) and calendar years ended prior to the Closing Date (each such period, a “Completed Period”) and (B) the sole beneficiary of all Reconciliation Payments due to Lucky Collaboration Subsidiary and the sole obligor of all Reconciliation Payments due to Wyeth, in each case, without giving effect to the Transactions, in respect of such Completed Periods. To the extent that any Collaboration Expenses in respect of a Completed Period are paid by the Company following the Closing Date, then the Company shall provide Lucky Collaboration Subsidiary with reasonable supporting documentation and Lucky Collaboration Subsidiary shall promptly (but in any event within 30 days) remit an amount equal to such Collaboration Expenses to the Company. To the extent that any Reconciliation Payment is due to or from Wyeth under Section 4.3.4 of the Collaboration Agreement in respect of any Completed Period, the Company shall provide Lucky Collaboration Subsidiary with the supporting documentation received from Wyeth pursuant to Section 4.3.4 of the Collaboration Agreement (the “Wyeth Supporting Documentation”) with respect to such Completed Period and to the extent that such Reconciliation Payment is due (X) to Wyeth, Lucky Collaboration Subsidiary shall promptly (but in any event within 30 days) remit an amount equal to such Reconciliation Payment to the Company or (Y) to Lucky Collaboration Subsidiary (without giving effect to the Transactions), the Company shall promptly (but in any event within 30 days) following receipt of such Reconciliation Payment from Wyeth remit the amount of such Reconciliation Payment actually received from Wyeth to Lucky Collaboration Subsidiary.
     (ii) With respect to the Calendar Quarter in which the Closing Date occurs (the “Current Period”) (A) Lucky Collaboration Subsidiary shall be solely responsible for any Collaboration Expenses accruing from the first day of the Current Period to and including the day immediately preceding the Closing Date (such period, the “Pre-Closing Stub Period”) and (B) the Company shall be solely responsible for Collaboration Expenses accruing from and after the Closing Date. To the extent that Collaboration Expenses accrued in respect of the Pre-Closing Stub Period are paid by the Company following the Closing Date, then the Company shall provide Lucky Collaboration Subsidiary with reasonable supporting documentation and Lucky Collaboration Subsidiary shall promptly (but in any event within 30 days) remit an amount equal to such Collaboration Expenses to the Company. To the extent that any Reconciliation Payment is due to or from Wyeth under Section 4.3.4 of the Collaboration Agreement in respect of the Current Period, the Company shall provide Lucky Collaboration Subsidiary with the Wyeth Supporting Documentation for the Current Period and to the extent such Reconciliation Payment is due (X) to Wyeth, Lucky Collaboration Subsidiary shall promptly (but in any event within 30 days) remit an amount equal to the product of the Stub Period Percentage and such Reconciliation Payment to the Company or (Y) from Wyeth, the Company shall promptly (but in any event within 30 days) following receipt of such Reconciliation Payment from Wyeth remit an amount equal to the product of the Stub Period Percentage and the amount actually received from Wyeth in respect of such Reconciliation Payment to Lucky Collaboration Subsidiary.
     (iii) The Company shall be (A) solely responsible for any Collaboration Expenses accruing in respect of all full Calendar Quarters and calendar years ended after the Closing Date and (B) the sole beneficiary of all Reconciliation Payments due to the Company and the sole obligor of all Reconciliation Payments due to Wyeth, in respect of such Calendar Quarters and calendar years.
     (iv) From and after the Closing Date, the Company will be solely responsible for complying with the requirements of Section 4.3 of the

Collaboration Agreement; provided that Lucky Parent and the Sellers shall upon reasonable request provide the Company with assistance (including reasonable access during normal business hours to the books, records and personnel of Lucky Parent or any Seller) to the extent necessary to so comply with respect to all Completed Periods.
          SECTION 5.09. Publicity. No party hereto will make or issue any announcement, communication or prospectus to shareholders, employees (other than as may be reasonably necessary for such party to exercise its rights or comply with its obligations hereunder), customers or suppliers or to securities markets or other authorities or to the media or otherwise, regarding the subject matter of this Agreement or any Specified Collaboration Document or any term or provision of this Agreement or any Specified Collaboration Document without the prior written approval of the other parties; provided, however, if, and to the extent that, such announcement, communication or prospectus is required by (i) any Applicable Law, (ii) any securities exchange on which the securities of such party are listed or traded, (iii) any Governmental Entity having jurisdiction over the party making or issuing the announcement, communication or prospectus, in each case, whether or not the requirement has the force of law, such announcement, communication or prospectus shall be permitted after prior notification to the other parties to this Agreement; provided, further, that if any party proposes to make or issue an announcement, communication or prospectus pursuant to this Section 5.09, it will provide copies of that proposed announcement, communication or prospectus to each of the other parties to this Agreement before the announcement, communication or prospectus is made or issued unless this would be in breach of any law or regulation, in which case a copy of the announcement, communication or prospectus will be so provided to each party as soon as reasonably practicable or in accordance with law or regulation. Attached hereto as Schedule B is the joint press release to be issued by Lucky Parent and Jupiter Parent in respect of the signing of this Agreement.
          SECTION 5.10. Further Assurances. At any time from and after the Closing Date, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.06), as such other party may reasonably deem necessary or desirable to more effectively transfer, convey or assign to the Company, and to confirm the Company’s right to, title in and ownership of, the Acquired Assets and to place the Company in actual possession and operating control thereof, including executing and delivering to the Company such assignments, deeds, bills of sale, consents and other instruments, as the Company or its counsel may reasonably request as necessary or appropriate for such purposes.
          SECTION 5.11. Tax Matters. (a) (i) Lucky Parent, each Seller, Jupiter Parent and the Company have agreed to allocate for all purposes the Stock Consideration and Assumed Liabilities (collectively, the “Purchase Price”) among the Acquired Assets as described in Schedule C hereto (the “Allocation”).

          (ii) All consideration as detailed in Section 1.01 is exclusive of VAT.
          (iii) Each of the parties hereto intends that section 3(5)(b)(iii) and section 5(8) Value Added Tax Act 1972 will apply to the sale of the Acquired Assets and agrees to use its reasonable endeavors to secure that the sale of the Acquired Assets is treated as neither a supply of goods nor a supply of services for the purposes of those sections.
          (iv) If any VAT is payable on the sale of the Acquired Assets and the relevant Taxing Authority have so confirmed in writing after full disclosure of all material facts, each Seller shall promptly deliver to the Company a proper VAT invoice in respect of the VAT payable. Following receipt of the VAT invoice, the Company shall pay to each Seller the amount of that VAT on the later of 3 (three) Business Days:
                    (A) before each Seller will be required to account to the relevant Taxing Authority for the VAT; or
                    (B) after receipt of the VAT invoice by the Company.
          (v) For the purposes of disclosing all material facts to the relevant Taxing Authority, each Seller shall give the Company a reasonable opportunity to comment on any correspondence with the relevant Taxing Authority, and shall make such amendments as the Company reasonably requires.
          (vi) If the Company pays each Seller an amount in respect of VAT under clause (iv) above and the relevant Taxing Authority note that all or part of it was not properly chargeable, each Seller shall repay the amount or relevant part of it to the Company. Each Seller shall make the repayment promptly after the ruling, unless it has already accounted to the relevant Taxing Authority for the VAT. In that case, each Seller shall apply for a refund of the VAT (plus any interest payable by the relevant Taxing Authority), use reasonable endeavors to obtain it as speedily as practicable, and pay to the Company the amount of the refund and any interest forthwith upon receipt, to the extent received, from the relevant Taxing Authority.
          (vii) Lucky Parent, each Seller, Jupiter Parent and the Company shall prepare and file their Tax Returns on a basis consistent with the Allocation and shall take no position inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any Taxing Authority or otherwise. In the event that the Allocation is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto, and Lucky Parent, each Seller, Jupiter Parent and the Company agree to use their commercially reasonable efforts to defend such Allocation in any audit or similar proceeding, and the matter shall be handled as described in Section 8.04.
          (viii) Lucky Parent, each Seller, Jupiter Parent and the Company agree that the Allocation shall be completed on or prior to the Closing.
               (b) (i) All Transfer Taxes applicable to the conveyance and transfer from each Seller to the Company of the Acquired Assets and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by each Seller. Each party shall use commercially reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other party in providing any information and documentation that may be necessary to obtain such exemptions.
          (ii) Lucky Parent, each Seller and the Company shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with each Seller’s payment of Transfer Taxes. Each party shall execute and deliver all instruments and certificates reasonably necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes.
               (c) Lucky Parent, each Seller and the Company agree, until the expiration of the applicable statute of limitations, to provide each other with such information and assistance as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise.
          SECTION 5.12. Post-Closing Insurance Claims. If any Assumed Liability could reasonably be expected to give rise to a claim under an insurance policy of Lucky Parent, any Seller or any other affiliate of Lucky Parent, Lucky Parent shall use its commercially reasonable efforts to pursue such claim and shall promptly pay to Jupiter Parent (or its designee) any amounts received under such claim; provided that neither Lucky Parent nor any Seller shall be obligated to incur any out-of-pocket expenses or institute any Proceeding in pursuing such insurance claim.
          SECTION 5.13. Lucky Parent Guarantee; Jupiter Parent Guarantee. Lucky Parent hereby irrevocably guarantees, as principal and not as surety, (a) the due and punctual payment of all monetary obligations now or hereafter due and payable by any Seller pursuant to this Agreement, and (b) the full and complete performance of all covenants, agreements, duties and obligations applicable to each Seller pursuant to this Agreement, whether such covenants, agreements, duties or obligations are outstanding on the date hereof or arise or are incurred at any time or times hereafter, in each case without setoff or reduction for any purpose. Jupiter Parent hereby irrevocably guarantees, as principal and not as surety, (a) the due and punctual payment of all monetary obligations now or hereafter due and payable by the Company pursuant to this Agreement, and (b) the full and complete performance of all covenants, agreements, duties and obligations applicable to the Company pursuant to this Agreement, whether such covenants, agreements, duties or obligations are outstanding on the date hereof or arise or are incurred at any time or times hereafter, in each case without setoff or reduction for any purpose.
          SECTION 5.14. Transaction Documents. (a) On the date of this Agreement, each of Janssen Pharmaceutical, Lucky Parent and Keavy Holdings, plc shall execute and deliver a subscription and transfer agreement in the form attached as Exhibit A hereto (such agreement, the “Subscription and Transfer Agreement”).
               (b) On the Closing Date and concurrently with the Equity Closing, each of Janssen Pharmaceutical and Lucky Parent shall execute and deliver an investment agreement in the form attached as Exhibit B hereto (such agreement, the “Investment Agreement”).
               (c) On the Closing Date and concurrently with the Closing, each of Lucky Parent, Lucky Collaboration Subsidiary, Elan Pharma International Limited, the Company, Juno Neurosciences (Holding) Limited, Latam Properties Holdings, JNJ Irish Investments ULC and Jupiter Parent shall execute and deliver a shareholders’ agreement substantially in the form of Exhibit C hereto (such agreement, the “Shareholders’ Agreement”).
               (d) On the date of this Agreement, each of Lucky Parent, each Seller, Jupiter Parent, the Company, Juno Holding Company, LLC, and the subsidiaries of Lucky Parent set forth therein shall execute and deliver an employment matters agreement substantially in the form of Exhibit D hereto (such agreement, the “Employment Matters Agreement”).
               (e) On the Closing Date and concurrently with the Closing, each of Elan Pharma International Limited, Juno Neurosciences (Holding) Limited and the Company shall execute and deliver a royalty letter agreement in the form attached as Exhibit E hereto (such agreement, the “Royalty Agreement”).
               (f) On the Closing Date and concurrently with the Closing, each of Lucky Parent, Elan Pharma International Limited, Elan Pharmaceuticals Inc. and the Company shall execute and deliver the license and grant-back agreement in the form attached as Exhibit F hereto (such agreement, the “License and Grant-Back Agreement”).
               (g) On the date of this Agreement, each of Elan Pharma International Limited, Elan Pharmaceuticals, Inc., Neuralab Limited, Athena Neurosciences, Inc., Lucky Parent and Lucky Collaboration Subsidiary shall execute and deliver an asset purchase agreement in the form attached as Exhibit G hereto (such agreement, the “Internal Asset Purchase Agreement”).
               (h) On the Closing Date and concurrently with the Closing, each of Latam Properties Holdings and the Company shall execute and deliver a Loan

Agreement in the form attached as Exhibit F to the Shareholders’ Agreement (such agreement, the “Loan Agreement”).
               (i) On the Closing Date and concurrently with the Closing, each of Juno Neurosciences (Holding) Limited and the Company shall execute and deliver an Initial Contribution Agreement in the form attached as Exhibit D to the Shareholders’ Agreement (such agreement, the “Initial Contribution Agreement”).
ARTICLE VI
Conditions Precedent
          SECTION 6.01. Conditions to Each Party’s Obligation. The obligation of the Company to purchase the Acquired Assets and assume the Assumed Liabilities and the obligation of each Seller to sell the Acquired Assets to the Company is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:
     (a) HSR Act. The waiting period (and any extension thereof) under the HSR Act applicable to the Acquisition and the other transactions contemplated by this Agreement or the Transaction Documents shall have terminated or expired.
     (b) No Injunctions or Restraints. No Applicable Law or Judgment shall be in effect that prohibits the consummation of the Acquisition and the other transactions contemplated by this Agreement or the Transaction Documents (any such Applicable Law or Judgment, a “Restraint”).
     (c) Transaction Documents. Prior to or substantially simultaneously with the Closing, each Transaction Document shall have been duly executed by the parties thereto, have become effective in accordance with its terms and the Equity Closing and the Internal Asset Purchase Closing shall have occurred.
          SECTION 6.02. Conditions to Obligations of Jupiter Parent and the Company. The obligation of the Company to purchase the Acquired Assets and assume the Assumed Liabilities is subject to the satisfaction (or waiver by Jupiter Parent and the Company) on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. (i) Each of the Specified Seller Representations qualified as to materiality or Seller Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made on the Closing Date (except, in each case, to the extent such Specified Seller Representation speaks as of an earlier date, in which case such Specified Seller Representation, if qualified as to materiality or Seller Material Adverse Effect, shall be true and correct as of such earlier date, and if not so qualified, shall be true and correct in all material respects as of such earlier date) and (ii) the Non-Specified Seller Representations (read without giving effect to any qualifications or exceptions contained therein regarding materiality or Seller

Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though such Non-Specified Seller Representations had been made on the Closing Date, (except, in each case, to the extent such Non-Specified Seller Representation speaks as of an earlier date, in which case such Non-Specified Seller Representation shall be so true and correct in all respects as of such earlier date), except, in the case of this clause (ii), where the facts or matters giving rise to any such failure or failures to be true and correct have not had and could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. The Company shall have received a certificate signed by an authorized officer of Lucky Parent and each Seller to such effect.
     (b) Performance of Obligations of Lucky Parent and each Seller. All covenants, agreements and obligations contained in this Agreement to be complied with or performed by Lucky Parent or any Seller on or prior to the Closing Date shall have been complied with or performed in all material respects, and the Company shall have received a certificate signed by an authorized officer of Lucky Parent and each Seller to such effect.
     (c) Other Conditions. All of the conditions set forth on Section 6.02(c) of the Seller Disclosure Letter shall have been satisfied.
     (d) Collaboration Agreement. At least sixty days shall have elapsed since the delivery to Wyeth of the notice required by Section 5.06(e).
          SECTION 6.03. Conditions to Obligations of Lucky Parent and each Seller. The obligation of each Seller to sell, assign, convey, and deliver the Acquired Assets is subject to the satisfaction (or waiver by Lucky Parent and each Seller) on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. (i) Each of the Specified Company Representations qualified as to materiality or Company Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made on the Closing Date (except, in each case, to the extent such Specified Company Representation speaks as of an earlier date, in which case such Specified Company Representation, if qualified as to materiality or Company Material Adverse Effect, shall be true and correct as of such earlier date, and if not so qualified, shall be true and correct in all material respects as of such earlier date) and (ii) the Non-Specified Company Representations (read without giving effect to any qualifications or exceptions contained therein regarding materiality or Company Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though such Non-Specified Company Representations had been made on the Closing Date (except, in each case, to the extent such Non-Specified Company Representation speaks as of an earlier date, in which case such Non-Specified Company Representation shall be so true and correct in all respects as of such earlier date), except, in the case of this clause (ii), where the facts or matters giving rise to any such failure or failures to be true and correct have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Lucky Parent shall have received a certificate signed by an authorized officer of Jupiter Parent and the Company to such effect.
     (b) Performance of Obligations of Jupiter Parent and the Company. All covenants, agreements and obligations contained in this Agreement to be complied with or performed by Jupiter Parent and the Company on or prior to the Closing Date shall have been complied with or performed in all material respects, and Lucky Parent shall have received a certificate signed by an authorized officer of Jupiter Parent and the Company to such effect.
          SECTION 6.04. Frustration of Closing Conditions. Neither Jupiter Parent, the Company, Lucky Parent nor any Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to take the actions required by Section 5.06 to be taken in order to cause the Closing to occur.
ARTICLE VII
Termination, Amendment and Waiver
          SECTION 7.01. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:
          (i) by written consent of Lucky Parent, each Seller, Jupiter Parent and the Company;
          (ii) by either Jupiter Parent and the Company, on one hand, or the Sellers and Lucky Parent, on the other hand, if the Closing shall not have occurred on or before September 15, 2009 (the “Outside Date”); provided, that if on the Outside Date, the condition set forth in Section 6.01(a) has not been fulfilled but each other condition has been fulfilled or waived to the satisfaction of each of the parties, any party may by notice to each of the other parties extend the Outside Date until the date that is 75 days after the Outside Date; provided, however, that the right to terminate this Agreement or extend the Outside Date pursuant to this Section 7.01(a)(ii) will not be available to a party if the failure of the Closing to occur on or before the Outside Date is due to a breach by any such party (or any of its affiliates) of its (or any of their) obligations under this Agreement;
          (iii) by Lucky Parent or Sellers, if Jupiter Parent or the Company breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Jupiter

Parent or the Company contained herein fails to be true and correct, which breach or failure (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is not capable of being cured by the Outside Date;
          (iv) by Jupiter Parent or the Company, if either Lucky Parent or any Seller breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Lucky Parent or any Seller contained herein fails to be true and correct, which breach or failure (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is not capable of being cured by the Outside Date; or
          (v) by either Jupiter Parent and the Company, on one hand, or the Sellers and Lucky Parent, on the other hand, if any Restraint shall be in effect and shall have become final and nonappealable.
               (b) In the event of termination by Lucky Parent, any Seller, Jupiter Parent or the Company pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:
          (i) Jupiter Parent and the Company shall return all documents and other material received from Lucky Parent or any Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Lucky Parent; and
          (ii) all confidential information received by Jupiter Parent and the Company with respect to the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
          SECTION 7.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.05 (relating to confidentiality), (ii) Section 5.07 (relating to certain expenses), (iii) Sections 3.21 and 4.06 (relating to finder’s fees and broker’s fees), (iv) Section 7.01(b) and this Section 7.02, (v) Section 5.09 (relating to publicity), (vi) Section 9.02 (relating to no third-party beneficiaries), (vii) Section 9.03 (relating to notices), (viii) Section 9.06 (relating to the entirety of this Agreement), (ix) Section 9.08 (relating to consent to jurisdiction), (x) Section 9.09 (relating to governing law) and (xi) Section 9.11 (relating to the enforcement in equity and at law). Nothing in this Section 7.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

          SECTION 7.03. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Jupiter Parent and the Company, on the one hand, or Lucky Parent and each Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.
ARTICLE VIII
Indemnification
          SECTION 8.01. Indemnification by Lucky Parent and each Seller. Lucky Parent and each Seller, jointly and severally, shall indemnify Jupiter Parent, the Company, their affiliates and each of their respective Representatives against, and hold them harmless from, any Losses, as incurred (payable promptly upon written request), arising from, in connection with or otherwise with respect to:
     (a) any inaccuracy in, or breach of, any representation or warranty of Lucky Parent or any Seller contained in this Agreement or any document delivered in connection herewith (it being agreed and acknowledged by the parties that for purposes of determining the existence of any such inaccuracy or breach or the amount of any Loss with respect thereto, the representations and warranties of Lucky Parent and the Sellers shall be deemed not qualified by any references therein to materiality or Seller Material Adverse Effect);
     (b) any failure by Lucky Parent or any Seller to perform any covenant, agreement, obligation or undertaking contained in this Agreement or in any document delivered in connection herewith;
     (c) any Excluded Liability; and
     (d) any and all actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses (including third-party fees and expenses) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any such indemnified party with respect to the foregoing.
          SECTION 8.02. Indemnification by Jupiter Parent and the Company. (a) Jupiter Parent and the Company, jointly and severally, shall indemnify Lucky Parent, each Seller, their affiliates and each of their respective Representatives against, and hold them harmless from, any Losses, as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to:
          (i) any inaccuracy in, or breach of, any representation or warranty of Jupiter Parent or the Company contained in this Agreement or any document delivered in connection herewith (it being agreed and acknowledged by the parties that for purposes of determining the existence of any such inaccuracy or breach or the amount of any Loss with respect thereto, the representations and warranties of Jupiter Parent and the Company shall be deemed not qualified by any references therein to materiality or Company Material Adverse Effect);
          (ii) any failure by Jupiter Parent or the Company to perform any covenant, agreement, obligation or undertaking contained in this Agreement or in any document delivered in connection herewith; and
          (iii) any and all actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses (including third-party fees and expenses) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any such indemnified party with respect to the foregoing.
     (b) the Company shall indemnify Lucky Parent, each Seller, their affiliates and each of their respective Representatives against, and hold them harmless from, any Losses, as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to any Assumed Liability and any and all actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses (including third-party fees and expenses) incident to, or incurred in connection with the enforcement of the rights of any such indemnified party with respect to any Assumed Liability.
Notwithstanding the foregoing, the parties agree that any Losses incurred by Lucky Parent or any of its subsidiaries which are indemnifiable pursuant to this Section 8.02 shall be paid to the applicable party (or its designee).
          SECTION 8.03. Termination of Indemnification. Except with respect to any fraud, intentional misrepresentation, intentional misconduct or intentional concealment by or on behalf of any party, such party’s obligations to indemnify and hold harmless any other party pursuant to Section 8.01(a) (other than with respect to any inaccuracy in, or breach of, any representation or warranty contained in Sections 3.01, 3.02, 3.03, 3.05, 3.07(b) and 3.20) or Section 8.02(a) (other than with respect to any inaccuracy in, or breach of, any representation or warranty contained in Sections 4.01, 4.02 and 4.03) shall, in each case, terminate on the date that is two years after the Closing Date (except in the case of any Specified Cap Indemnification Obligation, which shall terminate on the date that is five years after the Closing Date); provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the applicable indemnified party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim pursuant to Section 8.04 to the applicable indemnifying party, which notice shall specify the basis of the claim in reasonable detail to the extent known to the indemnified party. Any other obligation to indemnify and hold harmless any party shall terminate upon the expiration of the relevant statute of limitations, taking into account extensions thereof; provided, however, that such obligations shall not terminate with respect to any item as to which the applicable indemnified party has, before the expiration of the relevant period, taking into account extensions thereof, previously made a claim by delivering a notice of such claim pursuant to Section 8.04 to the applicable indemnifying party, which notice shall specify the basis of the claim in reasonable detail to the extent known to the indemnified party.
          SECTION 8.04. Procedures. (a) Third Party Claims. If a claim by a third party is made against a party hereto or any of its affiliates (the “indemnified party”) in respect of, arising out of or involving a matter for which the indemnified party is entitled to be indemnified by another party hereto (the “indemnifying party”) pursuant to this Article VIII (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing of the Third Party Claim promptly following receipt by such indemnified party of written notice of the Third Party Claim, which notice shall specify the basis of the claim in reasonable detail to the extent known to the indemnified party; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent (and only to the extent) the indemnifying party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.
          (b) Assumption. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof (except as provided below). If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, separate from the counsel employed by the indemnifying party, at its own expense (except that the legal expenses of such separate counsel shall be borne by the indemnifying party if (i) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party or (ii) the named parties in any Proceeding (including any impleaded parties) related to such Third Party Claim include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them). The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and

(upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party assumes the defense of a Third Party Claim, (A) the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party, and (B) the indemnified party shall not enter into any settlement, compromise or discharge of a Third Party Claim without the prior written consent of the indemnifying party (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (i) the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if (x) the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages or (y) the indemnified party reasonably believes itself to be exposed, in the event that such Third Party Claim is not resolved in the indemnified party or indemnifying party’s favor, to Losses in excess of amounts reasonably expected to be received from the indemnifying party and (ii) the Company shall be entitled to assume the defense with respect to any Third Party Claim that relates to any Intellectual Property of the Company or any of its affiliates (including, after the Closing, the Business Intellectual Property) or that is brought by Wyeth or any of its affiliates in respect of the Collaboration Agreement; provided that, in the case of both clauses (i) and (ii) above, the Company shall not settle any Third Party Claim without the indemnified party’s prior written consent (such consent not to be unreasonably withheld or delayed). In the case of any Third Party Claim referred to in clause (i)(x) of the immediately preceding sentence, if such equitable relief or other relief portion of such Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion of such Third Party Claim relating to money damages.
          (c) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 8.01 or 8.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. Subject to Sections 8.03 and 8.05, the failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.01 or 8.02, except to the extent that the indemnifying party demonstrates that it has been actually and materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within thirty (30) days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 8.01 or 8.02, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 8.01 or 8.02 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.
          (d) Quantifying Company Losses. Except as set forth in the proviso to this sentence and notwithstanding anything else in this Agreement to the contrary, the parties agree that any Losses incurred by the Company or any of its subsidiaries which are indemnifiable pursuant to Section 8.01 shall be paid to Jupiter Parent (or its designees); provided, however, that the Company shall receive all payment (or portions thereof) in respect of Losses indemnifiable pursuant to Section 8.01 to the extent, and only to the extent, (i) such payment (or portion thereof) is made at any time prior to the Positive Cash Flow Date and (ii) such Losses were funded or covered by the Company with the proceeds of a repayment of the Loan by Jupiter Sub-2. In the event of any Loss incurred by the Company or any of its subsidiaries for which the Company or such subsidiary is entitled to indemnification under Section 8.01, (A) to the extent such Loss is paid, funded, satisfied or discharged directly or indirectly, in whole or in part, with the proceeds of a capital contribution, loan, repayment of the Loan by Jupiter Sub-2 or other payment or advance by Jupiter Parent or any of its affiliates (other than the Company and its subsidiaries) (any of the foregoing, a “Loss Funding Contribution”), the liability of Lucky Parent and the Sellers in respect of the portion of such Loss so funded, satisfied or discharged shall not exceed the amount of such Loss Funding Contribution and (B) to the extent such Loss is paid, funded, satisfied or discharged with any other asset of the Company or any of its subsidiaries, or the Company or any of its subsidiaries is required to concede anything of value in satisfaction or discharge of such Loss other than cash in respect of a Loss Funding Contribution, the liability of Lucky Parent and the Sellers in respect of such Loss shall not exceed 50.1% of the aggregate economic value of such Loss. For any Loss in respect of which both subclauses (A) and (B) of this clause (d) would apply, such Loss shall be addressed first by the application of subclause (A), with any remaining Loss being addressed by the application of subclause (B).
          (e) Deductible and Limitations of Lucky Parent and the Sellers. Notwithstanding any other provision of this Article VIII, Lucky Parent and the Sellers shall not have any liability:
          (i) under clause (a) of Section 8.01 (and, to the extent relating thereto, clause (d) of Section 8.01) for any Losses unless and until the aggregate amount of all such Losses exceeds $3,500,000, in which case

Lucky Parent or any such Seller shall be liable for all such Losses only in excess of such amount; and
          (ii) under clause (a) of Section 8.01 (and, to the extent relating thereto, clause (d) of Section 8.01), individually or in the aggregate, in excess of (x) $140,000,000 in the case of the General Cap Indemnification Obligations (the “General Cap”) or (y) $350,000,000 in the case of the Specified Cap Indemnification Obligations (the “Specified Cap”); provided, that the General Cap shall be reduced by any amount in excess of $210,000,000 actually paid in respect of the Specified Cap Indemnification Obligations and the Specified Cap shall be reduced by any amount actually paid in respect of the General Cap Indemnification Obligations; provided, further, that the limitations set forth in this clause (ii) shall not apply to any claim for indemnification to the extent arising out of an inaccuracy or breach of any representation or warranty contained in Sections 3.01, 3.02, 3.03, 3.05, 3.07(b) or 3.20 or to any Loss incurred due to fraud, intentional misrepresentation, intentional misconduct or intentional concealment by or on behalf of Lucky Parent or any Seller. In no event shall the liability of Lucky Parent and the Sellers pursuant to clause (a) of Section 8.01 (and, to the extent relating thereto, clause (d) of Section 8.01) include Losses to the extent based on lost profits or on diminution in the value (or prospective value) of the Company (or an indemnified party’s or its affiliate’s investment in the Company); provided, however, that the foregoing shall not limit or otherwise affect the liability of Lucky Parent and the Sellers thereunder in respect of the Losses suffered by Jupiter Parent or the Company involving the expenditure of money or the loss or transfer of assets (including rights in respect of Intellectual Property) or other concession of value (including the grant of any royalty or similar right).
               (f) Deductible of Jupiter Parent and the Company. Notwithstanding any other provision of this Article VIII, Jupiter Parent and the Company shall not have any liability under clause (i) of Section 8.02(a) (and, to the extent relating thereto, clause (iii) of Section 8.02(a)) for any Losses unless and until the aggregate amount of all such Losses exceeds $3,500,000, in which case Jupiter Parent or the Company shall be liable for all such Losses only in excess of such amount. In no event shall the liability of Jupiter Parent and the Company pursuant to clause (i) of Section 8.02(a) (and, to the extent relating thereto, clause (iii) of Section 8.02(a)) include Losses to the extent based on lost profits or on diminution in the value (or prospective value) of the Company (or an indemnified party’s or its affiliate’s investment in the Company); provided, however, that the foregoing shall not limit or otherwise affect the liability of Jupiter Parent and the Company thereunder in respect of the Losses suffered by Lucky Parent or the Sellers involving the expenditure of money or the loss or transfer of assets (including rights in respect of Intellectual Property) or other concession of value (including the grant of any royalty or similar right).

          SECTION 8.05. Survival of Representations and Covenants. (a) The representations, warranties, covenants and agreements contained in this Agreement and in any document delivered in connection herewith shall survive the Closing and remain in full force and effect until the indemnification obligation therefor terminates in accordance with Section 8.03.
          (b) The obligations of Lucky Parent and each Seller under Section 8.01 and the obligations of Jupiter Parent and the Company under Section 8.02 shall not be affected by any knowledge by any indemnified party at or prior to the Closing of any breach of representation or warranty, whether such knowledge came from Lucky Parent, a Seller, Jupiter Parent, the Company or any other person, or any waiver of Section 6.02 or 6.03.
          SECTION 8.06. Tax Treatment of Indemnification Payments. For all Tax purposes, the parties agree to treat, to the extent permitted by Applicable Law, any indemnity payment under this Agreement as an adjustment to the Purchase Price.
          SECTION 8.07. Exemplary or Punitive Damages. To the extent permitted by Applicable Law, none of the parties hereto shall assert, and each of the parties hereto hereby waives, any claim against any other party hereto, on any theory of liability, for exemplary, punitive or special damages arising out of, in connection with, or as a result of, this Agreement or any indemnification claim, except to the extent payable to a Third Party.
          SECTION 8.08. Claims under Collaboration Agreement; Turnover. (a) In the event of any Loss incurred by the Company or any of its subsidiaries (other than any Loss arising from the gross negligence or willful misconduct of Lucky Parent or any of its affiliates) for which (i) the Company or such subsidiary is entitled to indemnification under Section 8.01 and (ii) the Company or such subsidiary is entitled to indemnification from, or has a bona fide claim against, Wyeth under the Collaboration Agreement, the Company or such subsidiary, as applicable, shall use reasonable efforts to pursue recovery of such Loss from Wyeth before the Company or such subsidiary shall be entitled to indemnification under Section 8.01 (it being agreed that nothing in this Section 8.08 shall limit the Company’s or such subsidiary’s right to indemnification under this Article in the event, and to the extent, full recovery of such Loss is not obtained from Wyeth (including with respect to costs and expenses incurred in connection with pursuing recovery from Wyeth, and, for clarity, the applicable survival period for indemnification under Section 8.03 in respect of such Loss shall be tolled for so long as the Company or such subsidiary is pursuing recovery from Wyeth)).
          (b) In the event any person receives an indemnification payment under this Article VIII in respect of any Loss and thereafter such person receives a payment in respect of such Loss by way of insurance proceeds, other indemnification or any other available remedy, then, in each such case, such person shall promptly pay-over to the applicable indemnifying party under this Article VIII any and all amounts so recovered from any such alternative sources to the extent necessary so that such person does not recover more than the entire amount of the Loss at issue (or, if less, to the extent necessary so that the applicable indemnifying party recovers the entire amount of indemnification paid hereunder to such person in respect of such Loss). In furtherance of the foregoing, and subject only to Section 8.08(a), no person entitled to indemnification hereunder shall be required to first pursue recovery of a Loss from any such alternative sources as a condition to receiving indemnification under this Article VIII.
          SECTION 8.09. Sole Remedy. In the absence of fraud, intentional misrepresentation, intentional misconduct or intentional concealment, the indemnification provisions set forth herein shall constitute the sole remedy for any breach of this Agreement or for any Losses arising out of or relating to this Agreement, and applicable indemnified parties expressly waive any other remedy with respect to such Losses, whether in contract or tort or otherwise, including any right to rescind this Agreement; provided that this Section 8.09 shall not limit in any way the rights of any party pursuant to or under the express terms of any Transaction Document.
ARTICLE IX
General Provisions
          SECTION 9.01. Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except that an indemnified party under Article VIII may assign any of its rights, benefits or obligations hereunder, by operation of law or otherwise, (a) to any of its affiliates, provided such indemnified party continues to be responsible for all of its obligations hereunder, (b) to a person that (i) purchases all or substantially all of the assets being conveyed hereunder or (ii) merges with the indemnified party or (c) in connection with a collateral assignment, to the lenders of the indemnified party and its successors or assigns. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 9.01 shall be void.
          SECTION 9.02. No Third-Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder. Nothing in this Agreement shall constitute an amendment or supplement to any other Contract or Seller Benefit Plan that is enforceable by any person other than the parties hereto or their permitted assigns.
          SECTION 9.03. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, as follows:
(i) if to Jupiter Parent or the Company,
Janssen Pharmaceutical
State Road 933 KM 0.1
Mamey Ward
Gurabo, Puerto Rico 00778
or
Janssen Pharmaceutical
HC 02, Box 19250
Gurabo, Puerto Rico 00778
Fax: 787-272-7691
Attention: Ivan Cartagena, Director
with a copy to:
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Tel: 732-524-0400
Fax: 732-846-2058
Attention: Tom Heyman, Managing Director JPH NV
                  Global Head Business Development
with a copy to:
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Tel: 732-524-0400
Fax: 732-524-2788
Attention: Office of General Counsel
with a copy to:
Juno Neurosciences
Little Island Industrial Estate
Little Island, County Cork
Republic of Ireland

Fax: 353 (0) 21 4978 552
Attention: Corporate Secretary
and a copy to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Tel.: 212-474-1000
Fax: 212-474-3700
Attention: George E. Zobitz, Esq.
                  Damien R. Zoubek, Esq.
(ii) if to Lucky Parent or any Seller,
Elan Corporation, plc
Treasury Building
Lower Grand Canal Street
Dublin 2
Ireland
Tel: +353 1 709 4000
Fax: +353 1 709 4713
Attention: Liam Daniel, Company Secretary
with a copy to:
Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005
Tel.: 212-701-3000
Fax: 212-269-5420
Attention: Christopher T. Cox, Esq.
          SECTION 9.04. Interpretation; Exhibits and Schedules; Certain Definitions. (a) Each party acknowledges that it has been advised by counsel during the course of negotiation of this Agreement, and, therefore, that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the party causing this Agreement to be drafted. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or law defined or referred to herein means such agreement, instrument or law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Whenever the words “made available to the Company” or similar words are used in this Agreement with respect to any documents or other information, such words shall mean that such documents or information are available to Jupiter Parent prior to and through the date of this Agreement in the electronic data room maintained by Merrill Corporation.
          (b) For all purposes hereof:
          “Aß” shall have the meaning given to such term in the Collaboration Agreement.
          “Aß Antibody Derivative” means any fragment, portion or derivative of an antibody, or any antibody mimetic (including a peptidomimetic or mimetibody that is an antibody mimetic), in each case that binds specifically one or more Aß Epitopes (alone or in addition to any epitopes of one or more other protein targets), including a Fab, Fab’, F(ab’)2, facb, pFc’, Fd, Fv or scFV fragment, a complementarity determining region (CDR) of a heavy or light chain or a ligand binding portion thereof, a heavy or light chain variable region, a heavy or light chain constant region, a framework region, or a peptidic molecule comprising a portion of an immunoglobulin molecule.
          “Aß-Directed Patent Rights” means any Patent Rights Controlled by Lucky Parent, any Seller, or any of their respective affiliates containing any claim covering any Company Product, any process for making a Company Product, or any method of using a Company Product.
          “Aß Epitope” means any epitope of Aß in any form, including an epitope to the Aß sequence existing on the Aß portion of APP prior to proteolytic processing of APP to Aß, an epitope to any fragments, oligomers, or multimers of Aß, an epitope to Aß in plaques, or an epitope to any naturally occurring variant thereof, such variants including post-translational modification of Aß (such as cyclization of glutamyl 3 to pyroglutamyl, isomerization of aspartyls 1 or 7, and oxidation of methionyl 35).

          “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities by agreement or otherwise.
          “AIP Intellectual Property” means (a) the Patent Rights listed in Section 1.02(a)(i)(A)(1) of the Seller Disclosure Letter and all Patent Rights related thereto, (b) the Patent Rights licensed to Lucky Parent or any of its affiliates pursuant to the Contracts listed in Section 1.02(a)(i)(A)(2) of the Seller Disclosure Letter and (c) the ELAN Intellectual Property assignable to the Company.
          “Antitrust Laws” means the HSR Act and any other applicable supranational, national, federal, state, provincial or local law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any country or jurisdiction, to the extent applicable to the transactions contemplated by this Agreement.
          “Applicable Law” means any and all applicable laws (whether civil, criminal or administrative) including common law, statutes, subordinate legislation, treaties, regulations, rules, directives, decisions, by-laws, circulars, codes, orders, notices, demands, decrees, injunctions, guidance, judgments or resolutions of a parliamentary government, quasi-government, federal, state or local government, statutory, administrative or regulatory body, securities exchange, court or agency in any part of the world.
          “Assigned Intellectual Property” means the AIP Intellectual Property and the General Immunotherapy Patent Rights, including any assignable Aß-Directed Patent Rights such as pursuant to Section 2.1.2 of the License and Grant-Back Agreement.
          “Assumed Benefit Plan” means each Seller Benefit Plan or portion thereof that the Company or any of its affiliates has explicitly agreed to assume pursuant to the Employment Matters Agreement.
          “Business” means the business relating to the subject matter of the Collaboration Agreement.
          “Business Day” means any day on which banks are generally open for business in New York, New York, excluding Saturdays and Sundays.
          “Business Employee” shall have the meaning given to such term in the Employment Matters Agreement.

          “Business Intellectual Property” means (a) the Assigned Intellectual Property, (b) the Licensed Intellectual Property and (c) any Company Products and associated Intellectual Property.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collaboration Expenses” means all costs and expenses incurred pursuant to and in connection with the Collaboration Agreement.
          “Commonly Controlled Entity” means each other person that, together with a Seller, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
          “Company Material Adverse Effect” means any event, development, change, state of facts, effect, condition or occurrence that materially and adversely affects (i) the ability of each of Jupiter Parent or the Company to perform its obligations under this Agreement and the Transaction Documents to which it is a party or (ii) the ability of each of Jupiter Parent or the Company to consummate the Acquisition and the other transactions contemplated by this Agreement and the Transaction Documents to which it is a party.
          “Company Product” means (i) any R&D Candidate or Product or (ii) any other product candidate or product, other than an R&D Candidate or Product, useful in the treatment and/or prevention of neurodegenerative conditions in humans associated with ß-amyloid deposition using an immunological approach directed at one or more Aß Epitopes, including a vaccine, antibody (whether directed to any Aß Epitope(s) alone, or directed to Aß Epitope(s) and epitope(s) of other protein target(s)), or Aß Antibody Derivative. For purposes of this Agreement, such R&D Candidates, Products, antibodies and Aß Antibody Derivatives, shall be deemed immunologic approaches whether or not they elicit any immune response. For the avoidance of doubt, antibodies directed to amyloid protein A (cleavage product of serum amyloid A protein) that are not directed to any Aß Epitope, including 2A4, 8G9 and 7D8 comprising the amino acid sequences disclosed in U.S. Patent Application Serial No. 12/345,650, scyllo-inositol (also known as ELND-005) and small molecule modulators of gamma-secretase and beta-secretase are not included within the scope of Company Products.
          “Confidential Information” means any information (a) which any party may have or acquire (whether before or after the date of this Agreement) in relation to the customers, suppliers, business, assets or affairs of the Business; or (b) which relates to the contents of this Agreement (or any agreement or arrangement entered into in connection with this Agreement). Notwithstanding the foregoing, Confidential Information shall not include information which: (a) is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this Agreement; (b) any party can establish to the reasonable satisfaction of the other parties that it acquired the information from a source not connected with the other parties or their Affiliates and that such source was not then under any obligation of confidence in respect of the information; (c) any party can establish to the reasonable satisfaction of the other parties that the information was known to the first party before the date of this Agreement and that, at the time of disclosure, it was not under any obligation of confidence in respect of the information (for purposes of this subclause (c), Lucky Parent and its affiliates shall be deemed to not have knowledge of any matters relating to the Acquired Assets); or (d) the parties agree in writing that it is not confidential.
          “Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other contract, agreement, obligation, purchase order, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written, including all amendments thereto.
          “Control” means, with respect to particular Intellectual Property, ownership or possession (including through control of an affiliate or through a license from an affiliate or third party) of the right or ability to assign title or grant a license or sublicense to Intellectual Property without violating the terms of any Contracts with any third parties.
          “ELAN Intellectual Property” shall have the meaning given to such term in the Collaboration Agreement; provided, however, that for purposes of the transactions comtemplated by this Agreement or any Specified Collaboration Document, ELAN Intellectual Property shall include Lucky Parent’s and its affiliates’ interest in Patent Rights which claim Lucky Parent’s or any of its affiliates’ Non-Collaboration Inventions (as defined in the Collaboration Agreement) solely to the extent necessary for the Company to research, develop, manufacture, or commercialize any Company Products, including for purposes of performing under the Collaboration Agreement, subject to the terms and conditions of the License and Grant-Back Agreement and the Non-Compete Obligations (as defined in the License and Grant-Back Agreement).
          “ELAN/Lilly Patent Rights” shall have the meaning given to such term in the Collaboration Agreement, and include the Patents set forth on Section 1.02(a)(i)(B)(5) of the Seller Disclosure Letter.
          “EMEA” means the European Medicines Agency.
          “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, Judgments, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (y) the presence or Release of, or exposure to, any Hazardous Material at any location, or (z) the failure to comply with any Environmental Law.

          “Environmental Law” means any Applicable Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources, the climate, human health and safety or the protection of endangered or threatened species.
          “Equity Closing” shall have the meaning given to the term “Completion” under the Subscription and Transfer Agreement.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Excluded Collaboration Liabilities” means liabilities, obligations or commitments which are proximately caused by the gross negligence or willful misconduct of Lucky Parent or any subsidiary or affiliate of Lucky Parent and as a result Wyeth is not required to share the losses associated with Product Liability Claims as provided for in Section 14.1 of the Collaboration Agreement.
          “GAAP” means United States generally accepted accounting principles.
          “General Cap Indemnification Obligation” means an obligation of a party to indemnify and hold harmless any other person pursuant to clause (a) of Section 8.01 (and, to the extent relating thereto, clause (d) of Section 8.01), other than with respect to any inaccuracy in, or breach of, any representation or warranty contained in Sections 3.01, 3.02, 3.03, 3.05, 3.06, 3.07(b), 3.12 or 3.20.
          “General Immunotherapy Patent Rights” shall mean the Patent Rights set forth on Section 1.02(a)(i)(B)(1) of the Seller Disclosure Letter.
          “Governmental Entity” means any Federal, state or local government authority, any court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality, in each case whether domestic or foreign.
          “Guarantee” of or by any person means any obligation, contingent or otherwise, of such person guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

          “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law.
          “Indebtedness” of any person means (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person upon which interest charges are customarily paid by such person, other than trade credit incurred in the ordinary course of business, (iv) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (v) all obligations of such person issued or assumed as the deferred purchase price of property or services, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (vii) all capital lease obligations of such person, (viii) the notional amount of all obligations of such person in respect of interest rate protection agreements, commodity hedging agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (ix) all obligations of such person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.
          “Indentures” means (a) the Indenture dated as of November 16, 2004, among Elan Finance Public Limited Company, Elan Finance Corp., Elan Corporation, plc, the subsidiary note guarantors party thereto and the Bank of New York, as trustee, as amended from time to time, and (b) the Indenture dated as of November 22, 2006, among Elan Finance Public Limited Company, Elan Finance Corp., Elan Corporation, plc, the subsidiary note guarantors party thereto and the Bank of New York, as trustee, as amended from time to time.
          “Internal Asset Purchase Closing” means the consummation of the transactions contemplated by the Internal Asset Purchase Agreement.
          “Intellectual Property” means (a) all inventions (whether or not patentable and whether or not reduced to practice), records of inventions, test information, developments, applications, improvements, formulae, concepts, ideas, methods or processes, research property rights, all improvements to any of the foregoing, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, trademark rights, service marks, service mark rights, trade dress, logos, slogans, trade names, trade name rights, Internet domain names and subdomains (including all website content associated therewith), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets, know-how rights and confidential information

(including all ideas, concepts, research and development, know-how, composition information and embodiments, manufacturing and production processes, techniques and information, specifications, technical and business data, designs, drawings, supplier lists, pricing and cost information, and data and know-how embodied in business and marketing plans and proposals), (e) all computer software, firmware and applications (including source code, executable code, data, databases, programming and notes and documents and other related documentation), other than commercial off-the-shelf software, (f) all works and designs embodied in advertising and promotional materials, and (g) all other proprietary rights and (h) all copies and tangible embodiments of the foregoing in whatever form or medium.
          “Invention” shall have the meaning given to such term in the Collaboration Agreement.
          “Judgment” means any judgment, order, writ, injunction, stipulation or decreed issued by, or any legally binding agreement with, a Governmental Entity of competent jurisdiction, whether preliminary, temporary or permanent.
          “Jupiter Sub-2” shall have the meaning given to such term in the Shareholders’ Agreement.
          “knowledge” means, with respect to Lucky Parent or any Seller and with respect to any matter in question, that any employee listed on Section 9.04(b) of the Seller Disclosure Letter, any employee having a title equal to or more senior than “Senior Vice President”, or, with respect to Section 3.06 only, any internal counsel (including any internal patent counsel), in each case, of Lucky Parent or any of its subsidiaries has or would have knowledge of such matter after a reasonable investigation.
          “Licensed Intellectual Property” means (a) the ELAN Intellectual Property that is not assignable to the Company, (b) the ELAN/Lilly Patent Rights, (c) the Research Tool Patent Rights and (d) any other Intellectual Property within the scope of the Business Controlled by Lucky Parent or any of its affiliates, including any licensable Aß-Directed Patent Rights such as pursuant to Section 2.2.1 of the License and Grant-Back Agreement.
          “Loan” shall have the meaning given to such term in the Shareholders’ Agreement.
          “Losses” of any person means any and all demands, claims, suits, actions, causes of action, proceedings, assessments, losses, damages, liabilities, costs and expenses incurred by such person, including interest, penalties and attorneys’ fees, third-party expert and consultant fees and expenses, fines, Judgments, awards and financial responsibility for investigation, removal and clean-up costs and natural resource damages.
          “Non-Specified Company Representations” shall mean the representations and warranties of Jupiter Parent and the Company contained in Article IV, other than the Specified Company Representations.

          “Non-Specified Seller Representations” shall mean the representations and warranties of Lucky Parent and the Sellers contained in Article III, other than the Specified Seller Representations.
          “Patent Rights” means, with respect to a particular invention, any and all original (priority-establishing) patents and patent applications filed anywhere in the world including any claim covering the invention, including provisional and nonprovisional applications, and all related applications thereafter filed including any claim covering such invention or including a common priority right, including any continuations, continuations-in-part, divisional and substitute applications, any patents issued or granted from any such patent applications, and any reissues, renewals, reexaminations, extensions (including by virtue of any supplementary protection certificates) of any such patents, and any confirmation patents, inventor’s certificates or registration patents or patents of addition based on any such patents, and all foreign counterparts or equivalents in any country or jurisdiction of any of the foregoing.
          “Permit” means any certificate, franchise, license, permit, authorization, variance, exemption, order or approval, including any Registration Information.
          “person” means any individual, firm, company, corporation, partnership, limited liability company, trust, joint venture, business association, Governmental Entity or other entity.
          “Positive Cash Flow Date” shall have the meaning given to such term in the Shareholders’ Agreement.
          “Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.
          “Proceeding” means any suit, claim, action, arbitration or other proceeding (including, with respect to Intellectual Property, any reexaminations or other actions before any Governmental Entity).
          “Product” shall have the meaning given to such term in the Collaboration Agreement.
          “R&D Candidates” shall have the meaning given to such term in the Collaboration Agreement.
          “Reconciliation Payments” means any payments made or received by a party to the Collaboration Agreement to or from the other party to the Collaboration Agreement in accordance with Section 4.3.4 of the Collaboration Agreement.
          “Registration Information” means all Permits or Judgments relating to the marketing of any product (including pending applications for the same), together with copies of related correspondence between any Seller or any of its affiliates and the applicable Governmental Entity, current approved packaging (if any) and any other existing files and dossiers, in each case relating to the marketing of any product and/or to the underlying data or information used to support, maintain or obtain marketing authorization of the underlying product.
          “Regulatory Authority” means the FDA, the EMEA and any other federal, state, local or foreign Governmental Entity that is concerned with the marketing, sale, use handling and control, safety, efficacy, reliability, or manufacturing of drug or biological products or medical devices.
          “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.
          “Representatives” means, with respect to any person, such person’s directors, officers and employees and its and their respective investment bankers, accountants, attorneys, consultants and other advisors, agents and representatives.
          “Research and Development Candidate” shall have the meaning given to such term in the Collaboration Agreement.
          “Research Term” shall have the meaning given to such term in the Collaboration Agreement.
          “Research Tool Patent Rights” means (a) the Patent Rights set forth in Section 1.02(a)(i)(B)(2) of the Seller Disclosure Letter, which Lucky Parent or certain of its affiliates licensed from third parties, and all Patent Rights related thereto, (b) the Patent Rights set forth in Section 1.02(a)(i)(B)(3) of the Seller Disclosure Letter and all Patent Rights related thereto, (c) the Patent Rights set forth in Section 1.02(a)(i)(B)(4) of the Seller Disclosure Letter and all Patent Rights related thereto and (d) the Patent Rights Controlled by Lucky Parent or any of its affiliates by virtue of the sublicensable license rights acquired under the ARTI Agreement (as defined in the License and Grant-Back Agreement).
          “Seller Benefit Plan” means each individual employment, retention, indemnification, severance, change of control and consulting agreement with any Business Employee to which any Seller is a party, each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each severance, retention, employment, consulting, “change of control”, bonus, incentive (equity-based, equity-related or otherwise), deferred compensation, severance pay, retirement, employee stock ownership, indemnification, perquisite, employee loan, welfare benefit, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by any Seller or Commonly Controlled Entity, or with respect to which a Seller or any Commonly Controlled Entity has any liability, in each case providing any compensation or benefits to any Business Employee.
          “Seller Material Adverse Effect” means any event, development, change, state of facts, effect, condition or occurrence (an “Effect”) that materially and adversely affects (i) the business, assets, condition (financial or otherwise) or results of operations of the Business, (ii) the ability of each of Lucky Parent or its subsidiaries to perform its obligations under this Agreement and the Transaction Documents to which it is a party or (iii) the ability of each of Lucky Parent or its subsidiaries to consummate the Acquisition and the other transactions contemplated by this Agreement and the Transaction Documents to which it is a party; provided, however, that (A) any Effect resulting from the following events shall not be considered when determining whether a Seller Material Adverse Effect has occurred or could reasonably be expected to occur: (i) any change or development in U.S., U.K. or Irish financial, credit or securities markets, general economic or business conditions, or political or regulatory conditions; (ii) any act of war, armed hostilities or terrorism or any worsening thereof; (iii) any change in Applicable Law, GAAP, IFRS or the interpretation or enforcement thereof; (iv) any change in the pharmaceutical (including biotechnology) industry; (v) any failure of Lucky Parent or any of its subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts or estimates of revenues, operating income (loss), cash flow or other financial performance projections, forecasts or estimates (it being agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Seller Material Adverse Effect may be taken into account in determining whether a Seller Material Adverse Effect has occurred); or (vi) any change in the market price or trading volume of the ordinary shares of Lucky Parent (including as represented by American depositary shares) (it being agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Seller Material Adverse Effect may be taken into account in determining whether a Seller Material Adverse Effect has occurred); and (B) solely for the purposes of determining whether Section 6.02(a) has been satisfied and for no other purpose, no Effect (other than an Effect (x) under any Contract required to be disclosed pursuant to the terms of this Agreement and not so disclosed or (y) resulting from the failure to obtain any consent with respect to the transfer of any Business Intellectual Property) resulting from the negotiation, execution, delivery, performance, consummation or public announcement of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, including any Proceeding, whether pending or threatened, resulting therefrom or with respect thereto, and any adverse change in customer, distributor, employee, supplier, licensor, licensee, sub-licensee, shareholder, co-promotion, collaboration or joint venture partner or similar relationships resulting therefrom or with respect thereto, including as a result of the identity of the other parties to the transactions contemplated by this Agreement and the Transaction Documents, in each case, shall be considered when determining whether a Seller Material Adverse Effect has occurred or could reasonably be expected to occur. Notwithstanding subclause (A) of the proviso in the preceding sentence, if an Effect described in clauses (i), (ii), (iii) or (iv) of subclause (A) of such proviso has a disproportionate effect on Lucky Parent, the Sellers and their respective subsidiaries, taken as a whole, relative to other participants in the pharmaceutical (including biotechnology) industry, then such Effect may be taken into account for purposes of determining whether a Seller Material Adverse Effect has occurred or could reasonably be expected to occur.
          “Specified Collaboration Documents” means, collectively, the Internal Asset Purchase Agreement, the Shareholders’ Agreement, the Employment Matters Agreement, the Royalty Agreement, the License and Grant-Back Agreement, the Loan

Agreement, and all other instruments executed and delivered in connection with such agreements.
          “Specified Company Representations” means the representations and warranties of Jupiter Parent and the Company contained in Sections 4.01 and 4.02.
          “Specified Cap Indemnification Obligation” means an obligation of a party to indemnify and hold harmless any other person pursuant to clause (a) of Section 8.01 (and, to the extent relating thereto, clause (d) of Section 8.01) with respect to any inaccuracy in, or breach of, any representation or warranty contained in Sections 3.06 or 3.12.
          “Specified Seller Representations” means the representations and warranties of Lucky Parent and the Sellers contained in Sections 3.01, 3.02, 3.12(a), 3.19 and 3.20 (in respect of the third sentence contained therein only).
          “Stub Period Percentage” means a percentage, the numerator of which shall be the number of days in the Pre-Closing Stub Period and the denominator of which shall be the number of days in the Current Period.
          “subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which such person or a subsidiary of such person is a general partner or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof.
          “Tax” or “Taxes” means all forms of taxes, levies, duties, charges, surcharges, imposts and withholdings of any nature whatsoever imposed by any Federal, state, provincial, local, foreign or other Taxing Authority, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding, health and other taxes of any kind, whether disputed or not, and including any interest, penalties and additions thereto whether payable in Ireland or elsewhere.
          “Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.
          “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Transaction Documents” means, collectively, the Specified Collaboration Documents, the Subscription and Transfer Agreement, the Investment Agreement and all other instruments executed and delivered in connection with such agreements.

          “Transferred Employee” shall have the meaning given to such term in the Employment Matters Agreement.
          “VAT” means value added tax.
          SECTION 9.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.
          SECTION 9.06. Entire Agreement. This Agreement, the Transaction Documents and the Confidentiality Agreement, along with the Seller Disclosure Letter and the Exhibits hereto and thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Transaction Documents or the Confidentiality Agreement.
          SECTION 9.07. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances. Upon such determination that any term or other provision is invalid, illegal on unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
          SECTION 9.08. Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.08. Without limiting the foregoing, each party hereby irrevocably designates, appoints and empowers CT Corporation, with offices as of the date hereof at 111 Eighth Avenue, New York, NY 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any action, suit or proceeding relating to the transactions contemplated hereby. Promptly following the date hereof, Lucky Parent and each Seller shall provide Jupiter Parent and the Company, and Jupiter Parent and the Company shall provide Lucky Parent and each Seller, in each case with a letter from CT Corporation indicating its consent to its appointment as designee, appointee and agent as provided above. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          SECTION 9.09. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.
          SECTION 9.10. Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Specified Collaboration Document or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Specified Collaboration Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.
          SECTION 9.11. Enforcement in Equity and at Law. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
          SECTION 9.12. Other Subsidiaries. In the event that any subsidiary of Lucky Parent (other than a Seller) owns, leases or licenses any assets that are used, held for use or intended to be used in, or arising from, the operation or conduct of the Business and that would constitute Acquired Assets but for the fact that such assets are owned, leased or licensed by such subsidiary (and not a Seller), Lucky Parent and each Seller agree (a) that such assets shall be deemed to constitute Acquired Assets and (b) to cause such subsidiary to sell such assets to the Company and to otherwise comply with the terms of this Agreement.

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          IN WITNESS WHEREOF, Jupiter Parent, the Company, Lucky Parent and each Seller have duly executed this Agreement as of the date first written above.

JANSSEN PHARMACEUTICAL,
by /s/ Ivan Cartagena
Name:	Ivan Cartagena
Title:	Director

JUNO NEUROSCIENCES,
by /s/ Bryan Mohaun
Name:	Bryan Mohaun
Title:	Director

ELAN CORPORATION, PLC,
by /s/ William Daniel
Name:	William Daniel
Title:	EVP, Company Secretary

ATHENA NEUROSCIENCES, INC.,
by /s/ John L. Donahue
Name:	John L. Donahue
Title:	Assistant Secretary

CRIMAGUA LIMITED
by /s/ William Daniel
Name:	William Daniel
Title:	Director

ELAN PHARMACEUTICALS, INC.
by /s/ John L. Donahue
Name:	John L. Donahue
Title:	Assistant Secretary

ANNEX I
to Asset Purchase Agreement
Index of Defined Terms

Term
Aß	Section 9.04(b)
Aß Antibody Derivative	Section 9.04(b)
Aß-Directed Patent Rights	Section 9.04(b)
Aß Epitope	Section 9.04(b)
Acquired Assets	Section 1.02(a)
Acquisition	Section 1.01
affiliate	Section 9.04(b)
Agreement	Preamble
AIP Intellectual Property	Section 9.04(b)
Allocation	Section 5.11(a)(i)
Antitrust Laws	Section 9.04(b)
Acquired Records	Section 1.02(a)(viii)
Applicable Law	Section 9.04(b)
Assigned Contracts	Section 1.02(a)(ii)
Assigned Intellectual Property	Section 9.04(b)
Assumed Benefit Plan	Section 9.04(b)
Assumed Liabilities	Section 1.03(a)
Business	Section 9.04(b)
Business Day	Section 9.04(b)
Business Employee	Section 9.04(b)
Business Intellectual Property	Section 9.04(b)
Closing	Section 2.01
Closing Date	Section 2.01
COBRA	Section 3.15(c)
Code	Section 9.04(b)
Collaboration Agreement	Recitals
Collaboration Expenses	Section 9.04(b)
Commonly Controlled Entity	Section 9.04(b)
Company	Preamble
Company Material Adverse Effect	Section 9.04(b)
Company Product	Section 9.04(b)
Company Stock	Section 1.01
Competing Bid	Section 5.03
Completed Period	Section 5.08(e)(i)
Confidential Information	Section 9.04(b)
Confidentiality Agreement	Section 5.05(a)
Consent	Section 3.03
Contract	Section 9.04(b)
Control	Section 9.04(b)
Covered Employee Liabilities	Section 1.03(a)(iv)

Term
Current Period	Section 5.08(e)(ii)
Effect	Section 9.04(b)
ELAN Intellectual Property	Section 9.04(b)
ELAN/Lilly Patent Rights	Section 9.04(b)
EMEA	Section 9.04(b)
Employment Matters Agreement	Section 5.14(d)
Environmental Claims	Section 9.04(b)
Environmental Law	Section 9.04(b)
Equity Closing	Section 9.04(b)
ERISA	Section 9.04(b)
Excluded Assets	Section 1.02(b)
Excluded Collaboration Liabilities	Section 9.04(b)
Excluded Liabilities	Section 1.03(b)
FDA	Section 3.09
FDCA	Section 3.09
GAAP	Section 9.04(b)
General Cap	Section 8.04(e)(ii)
General Cap Indemnification Obligation	Section 9.04(b)
General Immunotherapy Patent Rights	Section 9.04(b)
Governmental Entity	Section 9.04(b)
Guarantee	Section 9.04(b)
Hazardous Materials	Section 9.04(b)
HSR Act	Section 3.03
Indebtedness	Section 9.04(b)
indemnified party	Section 8.04(a)
indemnifying party	Section 8.04(a)
Indentures	Section 9.04(b)
Intellectual Property	Section 9.04(b)
Internal Asset Purchase Agreement	Section 5.14(g)
Internal Asset Purchase Closing	Section 9.04(b)
Inventions	Section 9.04(b)
Inventory	Section 1.02(a)(iv)
Investment Agreement	Section 5.14(b)
IRS	Section 3.15(a)
Judgment	Section 9.04(b)
Jupiter Parent	Preamble
Jupiter Sub-2	Section 9.04(b)
knowledge	Section 9.04(b)
Leased Facilities	Section 5.06(h)
License and Grant-Back Agreement	Section 5.14(f)
Licensed Intellectual Property	Section 9.04(b)
Liens	Section 3.05
Loan	Section 9.04(b)
Loan Agreement	Section 5.14(h)

Term
Losses	Section 9.04(b)
Loss Funding Contribution	Section 8.04(d)
Lucky Collaboration Subsidiary	Recitals
Lucky Parent	Preamble
Non-Specified Company Representations	Section 9.04(b)
Non-Specified Seller Representations	Section 9.04(b)
Outside Date	Section 7.01(a)(ii)
Patent Rights	Section 9.04(b)
Permit	Section 9.04(b)
Permitted Liens	Section 3.05
person	Section 9.04(b)
Personal Property	Section 1.02(a)(v)
Positive Cash Flow Date	Section 9.04(b)
Pre-Closing Licensed Intellectual Property	Section 3.06(a)
Pre-Closing Owned Intellectual Property	Section 3.06(a)
Pre-Closing Stub Period	Section 5.08(e)(ii)
Pre-Closing Tax Period	Section 9.04(b)
primary obligor	Section 9.04(b)
Proceeding	Section 9.04(b)
Product	Section 9.04(b)
Purchase Price	Section 5.11(a)(i)
R&D Candidate	Section 9.04(b)
Reconciliation Payments	Section 9.04(b)
Registration Information	Section 9.04(b)
Regulatory Authority	Section 9.04(b)
Release	Section 9.04(b)
Representatives	Section 9.04(b)
Research and Development Candidate	Section 9.04(b)
Research Term	Section 9.04(b)
Research Tool Patent Rights	Section 9.04(b)
Restraint	Section 6.01(b)
Retained Financial Records	Section 1.02(b)(vi)
Royalty Agreement	Section 5.14(e)
Securities Act	Section 1.05
Seller	Preamble
Sellers	Preamble
Seller Benefit Plan	Section 9.04(b)
Seller Disclosure Letter	Article III
Seller Material Adverse Effect	Section 9.04(b)
Seller Supplier	Section 3.06(p)
Shareholders’ Agreement	Section 5.14(c)
Specified Cap	Section 8.04(e)(ii)
Specified Cap Indemnification Obligation	Section 9.04(b)
Specified Collaboration Documents	Section 9.04(b)

Term
Specified Company Representations	Section 9.04(b)
Specified Seller Representations	Section 9.04(b)
Stock Consideration	Section 1.01
Stub Period Percentage	Section 9.04(b)
Subscription and Transfer Agreement	Section 5.14(a)
subsidiary	Section 9.04(b)
Supplier Rights	Section 3.06(p)
Tax	Section 9.04(b)
Taxes	Section 9.04(b)
Taxing Authority	Section 9.04(b)
Tax Return	Section 9.04(b)
Third Party Claim	Section 8.04(a)
Transaction Documents	Section 9.04(b)
Transferred Benefit Plan Assets	Section 1.02(a)(ix)
Transferred Employee	Section 9.04(b)
Transferred Permits	Section 1.02(a)(iii)
Transfer Taxes	Section 1.03(b)(vi)
VAT	Section 9.04(b)
Wyeth	Recitals
Wyeth Supporting Documentation	Section 5.08(e)(i)

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